UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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International Flavors & Fragrances Inc.

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PROXY STATEMENT AND NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Notice of 2020 Annual Meeting of Shareholders

Date and Time

Wednesday, May 6, 2020

10:00 a.m. Eastern Daylight Time

Place

The Annual Meeting will be held in person at:

International Flavors & Fragrances Inc.

533 West 57th Street

New York, New York 10019

and simultaneously online at:

www.virtualshareholdermeeting.com/iff*

Items to be Voted On

   Elect eleven members of the Board of Directors for a one-year term expiring at the 2021 Annual Meeting of Shareholders.

   Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year.

   Approve, on an advisory basis, the compensation of our named executive officers in 2019.

   Transact such other business as may properly come before the 2020 Annual Meeting and any adjournment or postponement of the 2020 Annual Meeting.

Record Date

Only shareholders of record as of the close of business on March 10, 2020 may vote at the 2020 Annual Meeting.

Sincerely,

Andreas Fibig

Chairman and Chief Executive Officer

March 24, 2020

Virtual Meeting

You can attend our virtual 2020 Annual Meeting by visiting www.virtualshareholdermeeting.com/iff. Be sure to have the Control Number we have provided to you to join the meeting. Our 2020 Annual meeting will start at 10:00 a.m. Eastern Daylight Time and a replay will also be available on our website.

Proxy Voting

It is important that your shares be represented at the 2020 Annual Meeting, regardless of the number of shares you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. Doing so will not prevent you from voting your shares in person if you are present.

Advance Voting Methods

Telephone Internet Mail

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 6, 2020:

Our Notice, Proxy Statement and 2019 Annual Report are available at www.proxyvote.com.

We are making the Proxy Statement and the form of proxy first available on or about March 24, 2020.

521 W. 57th Street New York, NY 10019

*

As part of our effort to maintain a safe and healthy environment at our 2020 Annual Meeting and after closely monitoring statements issued by the World Health Organization (who.int), the Centers for Disease Control and Prevention (cdc.gov) and the New York State Department of Health (health.ny.gov) regarding the novel coronavirus disease, COVID-19, we have decided to give shareholders the option of attending the 2020 Annual Meeting online at www.virtualshareholdermeeting.com/iff. Shareholders who wish to attend the meeting in person may do so at the Company’s headquarters located at 533 West 57th Street, New York, NY 10019. The health and well-being of our employees and shareholders are of the utmost importance to us. For that reason, our Board of Directors and management team will be attending the 2020 Annual Meeting by remote communication, and will not be present at the physical meeting location, as permitted by our Corporate Governance Guidelines under mitigating circumstances such as public health concerns. If permitted by law, we reserve the right to hold the 2020 Annual Meeting solely by means of remote communication. If we make the decision to do so, it will be communicated by press release, posted on our website, and filed with the SEC as additional proxy material. We strongly encourage all attendees to review guidance from public health authorities and to attend the 2020 Annual Meeting online and vote their shares in advance of the meeting, using the internet, by telephone or by mail to address concerns about exposure to COVID-19.

PROXY STATEMENT SUMMARY

We provide below highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and 2019 Annual Report before you vote.

2019 Highlights

We Continue to Position IFF for Significant Long-Term Growth

During 2019, we continued to execute on the integration of Frutarom and other strategic goals and delivered financial growth in each of our metrics. While we faced some challenges in 2019, including raw material cost increases and pressures on margins, we grew sales, increased operating profit, and delivered on our commitment to reduce our leverage.

2019 Results

Net Sales	$5.1 B

Operating Profit	$665 M

Adjusted Operating Profit*	$793 M

Diluted EPS	$4.00

Adjusted Diluted EPS*	$4.88
Adjusted Diluted EPS ex Amortization*	$6.17

* See reconciliation of GAAP to Non-GAAP financial measures in Exhibit A to this Proxy Statement.

In the fourth quarter of 2019, we announced our proposed combination with the DuPont Nutrition & Biosciences business, which we believe will create a global leader in high-value ingredients and solutions in the global food and beverage, home and personal care, and health and wellness markets. We expect that the companies’ complementary R&D expertise and product portfolios will give the combined company leadership positions across key taste, scent, nutrition, enzymes, cultures, soy proteins and probiotics categories. The transaction is subject to various closing conditions, but we expect the transaction to be completed in early 2021.

Looking forward to 2020, our priorities are clear: drive growth and profitability in our business, substantially complete the Frutarom integration and lay the groundwork for a successful combination with DuPont Nutrition & Biosciences business. With continued focus on execution, we will be well-positioned to become a global leader in innovative integrated solutions and create value for all of our stakeholders.

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PROXY STATEMENT SUMMARY

Vision 2021 Strategy

Following the Frutarom acquisition, we launched our Vision 2021 strategy in 2019. Vision 2021 places our customers as its central focus and comprises four pillars:

•	Unlocking growth opportunities by capitalizing on our expanded product portfolio, broader customer base and extensive geographic presence, as well as cross-selling and integrated solutions.

•	Managing our portfolio through disciplined, active management and efficient allocation of expenses and capital to maximize returns from our portfolio.

•	Driving innovation by investing in high-growth and high-return platforms to continue to drive our research and development pipeline and accelerate long-term growth.

•	Accelerating our business transformation through successfully integrating Frutarom, while delivering on synergy targets and achieving productivity gains across the base business.

Our Corporate Governance Policies Reflect Best Practices

➢ All Directors other than our CEO are Independent

➢    No Exclusive Forum or Fee-Shifting Provisions

➢    No Limitation on Shareholder Litigation Rights

➢    Proxy Access By-Law Provisions

➢    Prohibition on Short Sales or Hedging of our Stock by our Employees, Officers and Directors

➢    Executives and Directors are Subject to Rigorous Stock Retention Guidelines

➢    Extensive Executive Clawback Policy

➢    Independent Lead Director Facilitates and Strengthens the Board’s Independent Oversight

➢    No Guaranteed Pay Increases or Equity Awards for NEOs

➢ Long Standing Commitment to Sustainability
➢ Annual Election of Directors
➢ Majority Voting and Director Resignation Policy
➢ Diverse Board Brings Balance of Skills, Professional Experience and Perspectives
➢ Annual Board and Committee Assessments
➢ Formal Board and Executive Succession Planning
➢ No Shareholder Rights Plan (“Poison Pill”)

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 PROXY STATEMENT SUMMARY

Proposals and Board Recommendations

Proposal 1 Election of 11 Director Nominees

The Board recommends a vote FOR the election of all Director Nominees

Our Nominating and Governance Committee and our Board have determined that each of the nominees possesses the skills and qualifications to collectively comprise a highly effective Board.

See “Proposal 1 — Election of Directors” beginning on page 1 of this Proxy Statement.

Director Nominees

				Committee Membership
Name and Primary Occupation	Joined	Age	Indep.	Audit	Comp.	Nom.& Gov.
Marcello V. Bottoli Partner, Es Vedra Capital Advisors LLP	2007	58	•
Michael L. Ducker Former President and CEO, FedEx Freight	2014	66	•		•
David R. Epstein Executive Partner, Flagship Pioneering	2016	58	•			•
Roger W. Ferguson, Jr. President and CEO, TIAA	2010	68	•
John F. Ferraro Former Global COO, Ernst & Young	2015	64	•
Andreas Fibig Chairman and CEO, IFF	2011	58
Christina Gold Former CEO, The Western Union Company	2013	72	•		•
Katherine M. Hudson Former CEO, Brady Corporation	2008	73	•		•
Dale F. Morrison (Lead Director) Founding Partner of Twin Ridge Capital Management	2011	71	•		•	•
Dr. Li-Huei Tsai Professor and Director, Picower Institute for Learning and Memory	2019	60	•		•
Stephen Williamson Senior Vice President and CFO, Thermo Fisher Scientific	2017	53	•

Committee Chair Financial Expert

Skills and Qualifications

Our Board continuously evaluates desired attributes in light of the Company’s strategy and needs. Key skills, qualifications and experience currently maintained on the Board include:

International and Emerging Markets M&A Operations R&D / Innovation Corporate Governance Sustainability Financial and Accounting Risk and Crisis Management Consumer Products Technology / IT Regulatory

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PROXY STATEMENT SUMMARY

Proposal 2 Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year

The Board recommends a vote FOR this proposal

Our Board recommends that shareholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year.

See “Proposal 2 — Ratification of Independent Registered Public Accounting Firm” beginning on page 33 of this Proxy Statement.

Proposal 3 Approve, on an advisory basis, the compensation of our named executive officers in 2019	The Board recommends a vote FOR this proposal Our Board recommends a vote “FOR” the advisory vote to approve executive compensation for the 2019 performance year.
See “Proposal 3 — Advisory Vote on Executive Compensation” on page 60 of this Proxy Statement and “Compensation Discussion and Analysis” beginning on page 37 of this Proxy Statement.

Compensation Governance

Our pay-for-performance compensation program is reflected in the strong compensation governance that we have adopted.

What We Do	Significant portion of NEO compensation in the form of at-risk variable compensation
Variable compensation based on multiple performance metrics to encourage balanced incentives
Appropriate mix of fixed and variable compensation to reward company, business unit and individual performance
Majority of variable compensation awarded as equity-based awards
Executive clawback policies to recoup cash and equity compensation upon certain triggering events
Executives required to meet share retention guidelines
Independent compensation consultant
Annual risk assessment of compensation programs
What We Don’t Do	No tax gross-ups on severance payments
No single-trigger vesting of cash or equity-based awards upon change in control
No short-sales, hedging or pledging of our stock by our employees, officers or directors
No fixed-duration employment agreements with executive officers
No stock option/SAR repricing or exchange of underwater options or SARs for cash without shareholder approval

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PROXY STATEMENT SUMMARY

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Proposal 1 Election of Directors

Our Current Board

Our Board of Directors (“Board”) currently has twelve members. Dr. Buck, who has served on our Board since 2007, will retire from our Board at the 2020 Annual Meeting. Following the 2020 Annual Meeting, the size of our Board will be reduced to eleven members. Upon the recommendation of the Nominating and Governance Committee, our Board has nominated the following current directors for election at the 2020 Annual Meeting, each for a one-year term that expires at the 2021 Annual Meeting:

Andreas Fibig (Chairman)		Dale F. Morrison (Lead Director)
Marcello V. Bottoli	Michael L. Ducker	David R. Epstein
Roger W. Ferguson, Jr.	John F. Ferraro	Christina Gold
Katherine M. Hudson	Dr. Li-Huei Tsai	Stephen Williamson

Director Nominee Experience and Qualifications

Board Membership Criteria and Selection

Our Certificate of Incorporation provides that we have at least six but not more than fifteen directors. To ensure independence and to provide the breadth of needed expertise and diversity of our Board, the Board periodically reviews its size and makes appropriate adjustments pursuant to our By-Laws. Our Nominating and Governance Committee, together with other Board members, from time to time, as appropriate, identifies the need for new Board members.

Board candidates are considered based on various criteria which may change over time as our business evolves and as the composition of the Board changes. At a minimum, our Nominating and Governance Committee considers the following factors as part of its review of all director candidates and in recommending potential director candidates:

•	judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•	diversity of viewpoints, backgrounds, experiences and other demographics;

•	business or other relevant experience; and

•

the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to our needs and to the requirements and standards of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”).

Proposed director candidates who satisfy the criteria and who otherwise qualify for membership on the Board are identified by the Nominating and Governance Committee. In identifying candidates, the Nominating and Governance Committee seeks input and participation from other Board members and other appropriate sources so that all points of view are considered and the best possible candidates identified. The Nominating and Governance Committee also engages a search firm to assist it in identifying potential candidates. Members of the Nominating and Governance Committee and other Board members, as appropriate, interview selected director candidates, evaluate the director candidates

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 PROPOSAL 1 — ELECTION OF DIRECTORS

and determine which candidates are to be recommended by the Nominating and Governance Committee to the Board. Our Nominating and Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Nominating and Governance Committee.

We believe that each of our nominees has the experience, skills and qualities to fully perform his or her duties as a director and to contribute to our success. Each of our nominees is being nominated because he or she adheres to the highest standards of personal integrity and possesses excellent interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our nominees as a group complement each other and each other’s respective experiences, skills and qualities.

Diversity and Tenure

Diversity is one of the factors that the Nominating and Governance Committee considers in identifying and selecting director nominees. As part of this process, the Nominating and Governance Committee evaluates how a particular candidate would strengthen and increase the diversity of the Board in terms of how that candidate may contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to our business. In 2020, our Board made the determination to eliminate the restriction on the number of full annual terms that a director may serve, as the Board believes its annual review of director experience, skills and qualities, and the Board’s annual self-evaluation process, are better tools for ensuring Board refreshment.

We Strive for a Balanced and Diverse Board

Diversity	Tenure	Executive Leadership Experience

4 of our 11 Director Nominees are women or minorities	73% of our Director Nominees have served 8 or less full annual terms on our Board	91% of our Director Nominees have Senior Executive Leadership Experience

Shareholder Nominations and Proxy Access

Under our By-Laws, if a shareholder wishes to submit a director candidate for consideration by the Nominating and Governance Committee, or wishes a director nomination to be included in the Company’s proxy statement for an annual meeting pursuant to our proxy access by-law, the shareholder must deliver or mail notice of the request to the Company’s Corporate Secretary, in writing, so that it is

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received not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders. However, if the annual meeting is not within 30 days of the anniversary date of the prior year’s annual meeting, such notice must be received by the Corporate Secretary no later than 10 days following the mailing of notice of the annual meeting or public disclosure of the annual meeting date, whichever occurs first. The notice must be accompanied by the information concerning the director candidate and nominating shareholder described in Article I, Section 3 and Section 4 of our By-Laws. The Nominating and Governance Committee may also request any additional background or other information from any director candidate or recommending shareholder as it may deem appropriate. Our proxy access by-law permits an eligible shareholder (or group of up to 20 eligible shareholders) who owns shares representing at least 3% of our outstanding shares, and has held the shares for at least 3 years, to nominate and include in our proxy materials for an annual meeting, director candidates constituting up to 20% of our Board.

Continued Service

The Nominating and Governance Committee annually reviews each current Board member’s suitability for continued service as a member of our Board and recommends to the Board whether such member should be re-nominated. In addition, each director is required to promptly tender his or her resignation to the Chair of the Nominating and Governance Committee if, during his or her tenure as a director, such director

•	has a material change in employment,

•	has a significant change in personal circumstances which may adversely affect his or her reputation, or the reputation of the Company, or

•	intends to join the board of another for-profit company,

so that the Nominating and Governance Committee can review the change and make a recommendation to the full Board regarding the director’s continued service. Such resignation becomes effective only upon acceptance by the Board.

Ö YOUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Director

Marcello V. Bottoli

Director Since: 2007 Committees: • Audit Age: 58

Business Experience

An Italian national with extensive international experience, Mr. Bottoli is a Partner at Es Vedra Capital Advisors LLP, an advisory and investment firm dedicated to venture capital and growth equity. Since October 2019, Mr. Bottoli also serves as Managing Partner of EVCP Growth Equity LLP, a U.K. based advisory company to EVCP Growth Equity GP II S.a.r.l., a private equity fund with a focus on consumer lifestyle companies. Previously, Mr. Bottoli was an Operating Partner at Boston-based Advent International, a private equity firm, between 2010 and 2015. Mr. Bottoli also served as Interim Chief Executive Officer of Pandora A/S, a designer, manufacturer and marketer of hand-finished and modern jewelry, from August 2011 until March 2012. Mr. Bottoli served as President and Chief Executive Officer of Samsonite Inc., a luggage manufacturer and distributor, from March 2004 through January 2009, and President and Chief Executive Officer of Louis Vuitton Malletier, a manufacturer and retailer of luxury handbags and accessories, from 2001 through 2002. Previously, Mr. Bottoli held a number of roles with Benckiser N.V., and then Reckitt Benckiser plc, a home, health and personal care products company, following the merger of Benckiser with Reckitt & Colman Ltd.

Public Board Memberships

•  Pandora A/S, a designer, manufacturer and marketer of hand-finished and contemporary jewelry, from 2010 to 2014

•  True Religion Apparel, Inc., a California-based fashion jeans, sportswear and accessory manufacturer and retailer, from 2009 to 2013

Additional Accomplishments and Memberships

•  Chairman of the board of Pharmafortune Group Limited, a pharmaceuticals and biotechnology manufacturer

•  Chairman of the board of ePizza S.p.A., holder of Domino’s Pizza master franchise rights in Italy

•  Board of Pelostop S.A., a beauty services retailer based in Spain

•  Board of FaceGym Ltd., a beauty services retailer based in London

•  Board of Il Bisonte S.p.A., a leather goods retailer based in Italy from 2015 to 2018

•  Board of Desigual, an international fashion retailer based in Spain from 2014 to 2018

•  Advisory Board of Aldo Group, a Canadian footwear retailer from 2013 to 2018

•  Board of Ratti S.p.A., an Italian manufacturer of high-end fabrics and textiles for the fashion industry from 2003 to 2010

Qualifications

Mr. Bottoli brings to our Board his experience as a chief executive and as an investor, with an emphasis on consumer products, strategic insights and marketing. In addition, his experience with strategic transactions, M&A and integrations has enabled Mr. Bottoli to provide many insights and contributions to our Board.

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Michael L. Ducker

Director Since: 2014 Committees: • Compensation Age: 66

Business Experience

Mr. Ducker served as President and Chief Executive Officer of FedEx Freight from January 2015 – August 2018. In that role, he provided strategic direction for FedEx’s less-than-truckload (LTL) companies throughout North America and for FedEx Custom Critical, a leading carrier of time sensitive, critical shipments. Mr. Ducker was formerly the Chief Operating Officer and President of International for FedEx Express, where he led all customer-facing aspects of the company’s U.S. operations and its international business, spanning more than 220 countries and territories across the globe. Mr. Ducker also oversaw FedEx Trade Networks and FedEx Supply Chain. During his FedEx career, which began in 1975, Mr. Ducker has also served as president of FedEx Express Asia Pacific in Hong Kong and led the Southeast Asia and Middle East regions from Singapore, as well as Southern Europe from Milan, Italy.

Public Board Memberships

•  nVent Electric plc, a global provider of electrical connection and protection solutions

Additional Accomplishments and Memberships

•  Executive Committee and Chairman of the Compensation Committee of the U.S. Chamber of Commerce

•  Board of Amway Corporation

•  National Advisory Board of the Salvation Army

•  Executive Committee and Treasurer of the American Trucking Association from 2014 to 2019

•  Board of the American Transportation Research Institute from 2014 to 2019

•  Board member of University of Mississippi Foundation

Qualifications

Mr. Ducker’s significant senior executive and international experience coupled with his extensive expertise in complex operations and logistics complements the strength of our Board. Mr. Ducker’s career with FedEx Freight provided him with knowledge of a number of important areas that assist our Board, including leadership, risk assessment and operational issues.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

David R. Epstein

Director Since: 2016 Committees: • Nominating and Governance Age: 58

Business Experience

Mr. Epstein is an Executive Partner at Flagship Pioneering, a biotechnology venture creation firm focused on life sciences companies, where he has served since January 2017. Previously, Mr. Epstein served as Division Head and CEO of Novartis Pharmaceuticals, a division of Novartis AG, a Swiss multinational pharmaceutical company, from January 2010 until July 2016. In addition, Mr. Epstein was a member of Novartis’s Executive Committee. From September 2000 to February 2010, Mr. Epstein served as President and Chief Executive Officer of Novartis Oncology division. He joined Sandoz, the predecessor of Novartis, in 1989 and held various leadership positions of increasing responsibility, including Chief Operating Officer of Novartis Pharmaceuticals Corporation in the United States and Global Head of Novartis Specialty Medicines until August 2000. Before joining Sandoz, Mr. Epstein was an associate in the strategy practice of Booz Allen Hamilton, a consulting firm.

Public Board Memberships

•  Chairman of the Board of Rubius Therapeutics, Inc., a company focused on the development of red cell therapeutics

•  Chairman of Evelo Biosciences, a leading immuno-microbiome company

•  Chairman of the Board of Axcella Health, Inc., a company focused on the development of products to treat multifactorial metabolic diseases

Additional Accomplishments and Memberships

•  Board of Woolsey Pharmaceuticals, a biotechnology company with a focus on repurposed therapeutics

•  Board of Integral Health, a biotechnology company focused on medicine

•  Named by FierceBiotech as one of “The 25 most influential people in Biopharma”

Qualifications

Mr. Epstein’s extensive global business experience, deep understanding of life sciences and understanding of research and development initiatives provides valuable insights to our Board. We benefit from Mr. Epstein’s senior leadership experience and achievement in both business and the life sciences.

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Roger W. Ferguson, Jr.

Director Since: 2010 Committees: • Compensation (Chair) Age: 68

Business Experience

Mr. Ferguson has been the President and Chief Executive Officer of TIAA (formerly TIAA-CREF) since 2008. Prior to joining TIAA, Mr. Ferguson served as Chairman of Swiss Re America Holding Corporation, a global insurance company, from 2006 to 2008. Mr. Ferguson served as Vice Chairman of the Board of Governors of the U.S. Federal Reserve System from 1999 to 2006. He represented the Federal Reserve on several international policy groups and served on key Federal Reserve System committees, including Payment System Oversight, Reserve Bank Operations and Supervision and Regulation. In addition, Mr. Ferguson led the Fed’s initial response on 9/11. From 1984 to 1997, Mr. Ferguson was an associate and partner at McKinsey & Company.

Public Board Memberships

•  General Mills, Inc., a manufacturer and marketer of branded consumer foods

•  Alphabet Inc., the parent holding company of Google Inc.

Additional Accomplishments and Memberships

•  Boards of a number of charitable and non-governmental organizations, including the Institute for Advanced Study, Memorial Sloan Kettering Cancer Center and the Smithsonian Institution

•  Chairman of The Conference Board

•  Member of the Economic Club of New York

•  Member of the Council on Foreign Relations

•  Member of the Group of Thirty

•  Fellow of the American Academy of Arts and Sciences, and Co-Chair of the Academy’s Commission on the Future of Undergraduate Education

•  Fellow of the American Philosophical Society

•  Previous Chairman and Executive Committee Member of the Business-Higher Education Forum

Qualifications

Mr. Ferguson brings to our Board his sound business judgment, extensive knowledge of the financial services industry and regulatory experience. We benefit from Mr. Ferguson’s service as Chief Executive Officer of TIAA and his experience as a member of other public company boards, which provides him an enhanced perspective on issues applicable to our company.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

John F. Ferraro

Director Since: 2015 Committees: • Audit (Chair) Age: 64

Business Experience

Mr. Ferraro was the Executive Vice President, Strategy and Sales of Aquilon Energy Services, a software company for the energy industry from February 2019 to July 2019. He was the Global Chief Operating Officer of Ernst & Young, a leading professional services firm, from 2007 to January 2015. In that role, he was responsible for the overall operations and services of Ernst & Young worldwide. Prior to the COO role, Mr. Ferraro served in several leadership positions, including as Global Vice Chair of Audit and as the senior advisory partner on some of the firm’s largest accounts. Mr. Ferraro began his career with Ernst & Young Milwaukee in 1976 and has served a variety of global companies. He has worked in Europe (London and Rome), throughout the Midwest (Chicago, Cleveland and Kansas City) and New York.

Public Board Memberships

•  Advance Auto Parts, Inc., an automotive aftermarket parts provider

•  ManpowerGroup Inc., a global workforce solution and service provider

Additional Accomplishments and Memberships

•  Member of the Global Executive Board of Ernst & Young from 2001-2002 and 2004-2014

•  Founded the Audit Committee Leadership Network in 2003

•  Member and former Chair of the Board of Trustees of Boston College High School

•  Former Chair of the Board of Trustees of Marquette University

•  Practiced as a CPA and is a member of the American Institute of Certified Public Accountants

Qualifications

Mr. Ferraro brings to our Board his extensive executive, auditing and accounting experience working with large and global corporations. We benefit from his extensive understanding of global business operations, markets and risks.

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Andreas Fibig

Director Since: 2011 Chairman of the Board Age: 58

Business Experience

Mr. Fibig joined our Board in 2011 and has been our Chairman and Chief Executive Officer since 2014. Previously, he served as President and Chairman of the Board of Management of Bayer HealthCare Pharmaceuticals, the pharmaceutical division of Bayer AG, from September 2008 to September 2014. Prior to that position, Mr. Fibig held a number of positions of increasing responsibility at Pfizer Inc., a research-based pharmaceutical company, including as Senior Vice President of the US Pharmaceutical Operations group from 2007 through 2008 and as President, Latin America, Africa and Middle East from 2006 through 2007.

Public Board Memberships

•  Board of Novo Nordisk, a global healthcare company

•  Board of Bunge Limited, a leading agribusiness and food company with integrated operations from September 2016 to May 2018

Additional Accomplishments and Memberships

•  Executive Committee of the World Business Council for Sustainable Development, a CEO-led organization focused on creating a sustainable future for business, society and the environment

•  Board member of the German American Chamber of Commerce, Inc.

•  German Academy of New York

Qualifications

Mr. Fibig’s prior work experience with pharmaceutical companies has provided him with extensive experience in international business, product development and strategic planning, which are directly translatable to his work as our Chairman and CEO.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Christina Gold

Director Since: 2013 Committees: • Compensation • Nominating and Governance (Chair) Age: 72

Business Experience

From September 2006 until September 2010, Ms. Gold was Chief Executive Officer, President and a director of The Western Union Company, a leader in global money movement and payment services. She was President of Western Union Financial Services, Inc. and Senior Executive Vice President of First Data Corporation, former parent company of The Western Union Company and provider of electronic commerce and payment solutions, from May 2002 to September 2006. Prior to that, Ms. Gold served as Vice Chairman and Chief Executive Officer of Excel Communications, Inc., a former telecommunications and e-commerce services provider, from October 1999 to May 2002. From 1998 to 1999, Ms. Gold served as President and CEO of Beaconsfield Group, Inc., a direct selling advisory firm that she founded. Prior to founding Beaconsfield Group, Ms. Gold spent 28 years (from 1970 to 1998) with Avon Products, Inc., a leading global beauty company, in a variety of positions, including as Executive Vice President, Global Direct Selling Development, Senior Vice President and later President of Avon North America, and Senior Vice President & CEO of Avon Canada.

Public Board Memberships

•  ITT Corporation, a manufacturer of highly engineered components and technology solutions for industrial markets

•  Korn/Ferry International, a leadership and talent management organization

•  Exelis, Inc., a diversified, global aerospace, defense and information solutions company, from October 2011 to May 2013

Additional Accomplishments and Memberships

•  Board of New York Life Insurance, a private mutual life insurance company

•  Board of Safe Water Network, a non-profit organization working to develop locally owned, sustainable solutions to provide safe drinking water

•  Board of Governors of Carleton University in Ottawa, Canada

Qualifications

Ms. Gold brings a number of valuable characteristics to our Board, including her extensive international and domestic business experience, her familiarity with the Company’s customer base, her financial expertise and her prior experience as a chief executive officer.

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Katherine M. Hudson

Director Since: 2008 Committees: • Compensation Age: 73

Business Experience

As Chairperson, President and Chief Executive Officer of Brady Corporation, a global manufacturer of identification solutions and specialty industrial products, from 1994 until 2004. Her prior experience during 24 years with Eastman Kodak, an imaging technology products provider, covered various areas of responsibility, including systems analysis, supply chain, finance and information technology. Her general management experience spans both commercial and consumer product lines.

Public Board Memberships

•  Charming Shoppes, Inc., a woman’s specialty retailer from 2000 to 2012

•  CNH Global NV, a manufacturer of agricultural and construction equipment, from 1999 to 2006.

•  Apple Computer Corporation, a designer and manufacturer of consumer electronics and software products, from 1994 to 1997

Qualifications

Ms. Hudson’s executive experience in supply chain, finance and information technology at Eastman Kodak and Brady Corporation and her governance leadership on other boards have translated to sound guidance to our Board on governance, supply chain, finance matters and information technology.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Dale F. Morrison

Director Since: 2011 Committees: • Audit • Compensation • Nominating and Governance Lead Director Age: 71

Business Experience

Mr. Morrison is a founding partner of Twin Ridge Capital Management, a private equity firm, since 2016. Prior to Twin Ridge, he founded TriPointe Capital Partners in 2011. From 2004 until 2011, Mr. Morrison served as the President and Chief Executive Officer of McCain Foods Limited, an international leader in the frozen food industry. A food industry veteran, his experience includes service as Chief Executive Officer and President of Campbell Soup Company, various roles at General Foods and PepsiCo and as an operating partner of Fenway Partners, a private equity firm.

Public Board Memberships

•  InterContinental Hotels Group, an international hotel company

•  Trane Inc. from 2005 to 2008

Additional Accomplishments and Memberships

•  Non-Executive Chairman of the Center of Innovation at the University of North Dakota

•  Board of Harvest/Sherwood, a food distribution company

•  Non-Executive Chairman of Young’s, a frozen foods company from 2012 to 2019

Qualifications

Mr. Morrison is a seasoned executive with strong consumer marketing, sales and international credentials and his knowledge of our customer base is very valuable to our Board. His experience in private equity and mergers and acquisitions is also an important asset for our Board.

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Dr. Li-Huei Tsai

Director Since: 2019 Committees: • Compensation Age: 59

Business Experience

Dr. Li-Huei Tsai is Picower Professor and Director of the Picower Institute for Learning and Memory at the Massachusetts Institute of Technology. Previously, Li-Huei was an investigator at Howard Hughes Medical Institute. Ms. Tsai also served as a Professor at Harvard Medical School from 1994-2006. She holds a Ph.D. from the University of Texas Southwestern Medical Center at Dallas, and received postdoctoral training at Cold Spring Harbor laboratory and Massachusetts General Hospital.

Additional Accomplishments and Memberships

•  Scientific Founder and Board member of Cognito Therapeutics

•  Scientific Founder and Board member of Souvien Bio Ltd.

•  Member of the National Academy of Medicine

Qualifications

Dr. Tsai’s research has provided key insights into neurological disorders that impact memory and cognitive function, and she has been the recipient of numerous awards. Her scientific knowledge is valuable to our innovation and R&D activities.

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Stephen Williamson

Director Since: 2017 Committees: • Audit Age: 53

Business Experience

Mr. Williamson currently serves as Senior Vice President and Chief Financial Officer at Thermo Fisher Scientific, a leader in life sciences and healthcare technologies. Appointed to this role in August 2015, Mr. Williamson is responsible for the company’s finance, tax, treasury and investor relations functions.

He joined Thermo Fisher in 2001 as Vice President, European Financial Operations, based in the U.K., and oversaw its integration activities across Europe. In 2004, Mr. Williamson moved to the U.S. and held finance leadership roles for many of Thermo Fisher’s operating businesses. In 2008, he became Vice President of Financial Operations for the company and led the finance function supporting all businesses.

Prior to Thermo Fisher, Mr. Williamson served as Vice President and Chief Financial Officer, Asia Pacific for Honeywell International (formerly AlliedSignal) in Singapore and held other finance roles in corporate development and operational finance. He began his career with Price Waterhouse in the transaction support group and the audit practice, working in both London and New York.

Additional Accomplishments and Memberships

•  Member of the Institute of Chartered Accountants of England and Wales

Qualifications

Mr. Williamson is an accomplished finance leader with extensive international senior management experience and he brings a deep understanding of the power of innovation and R&D as well as the value of M&A – core components of IFF’s strategy. His deep understanding of complex, global businesses, 20 years of M&A experience and extensive financial insight adds considerable guidance to our Board and Audit Committee.

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Corporate Governance

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, including our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our Chief Accounting Officer, as well as our Directors. Additionally, we have adopted a Code of Conduct for Directors and a Code of Conduct for Executive Officers (together with the Code of Ethics, the “Codes”). The Codes are available through the Investor—Leadership & Governance—Governance link on our website, www.iff.com.

Only the Board or the Audit Committee may grant a waiver from any provision of our Codes in favor of a director or executive officer, and any such waiver and any amendments to the Codes will be publicly disclosed on our website, www.iff.com.

Shareholder Engagement

We regularly engage with our shareholders to better understand their perspectives on our Company, including our strategies, performance, matters of corporate governance and executive compensation. This dialogue has helped inform the Board’s decision-making and ensure our interests remain well-aligned with those of our shareholders. During 2019, we interacted with our largest active shareholders, representing approximately two-thirds of our outstanding shares. We believe that these engagements provide valuable feedback and this feedback is shared regularly with our Board and its relevant committees. As a result of feedback we received from our shareholders in the past few years, we have, among other things, raised our annual dividend, executed our share repurchase program, pursued value-creating acquisitions, completed a perception study on capital allocation preferences, and increased our investor relations exposure with enhanced marketing in key markets in the United States and across continental Europe.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which set forth our governance principles relating to, among other things:

•	director independence;

•	director qualifications and responsibilities;

•	board and committee structure and meetings;

•	management succession; and

•	the CEO evaluation and succession process.

In 2020, the Board revised its Corporate Governance Guidelines to eliminate the requirement for non-employee directors to resign following his or her twelfth year of service, as the Board believes its annual review of director experience, skills and qualities, and the Board’s annual self-evaluation process, are better tools for ensuring Board refreshment.

The Nominating and Governance Committee reviews our Corporate Governance Guidelines annually, and recommends changes to the Board as appropriate. A copy of our Corporate Governance Guidelines is available through the Investor—Leadership & Governance—Governance link on our website, www.iff.com.

Environmental, Social and Governance Initiatives

Over the past several years, we have redefined the way we envision sustainability. Moving from the traditional “take-make-dispose” model, we have embraced the circular economy model—one that is restorative and regenerative by design, which we believe is key in safeguarding the wellbeing of our consumers, the health of our planet and the integrity of our business.

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Customers and consumers want to know if the products they are purchasing are responsibly sourced and environmentally conscious. Our sustainability vision and strategy are designed to meet these global trends, and we are committed to making progress at every opportunity. Following the Frutarom acquisition, we are working on assessing our combined environmental footprint with the intent of identifying synergies, gaps and opportunities in our sustainability efforts and upgrading the legacy Frutarom operations to better align them with the legacy IFF sustainability practices.

In line with our Vision 2021 strategy and our goal of redefining how we live in and care for the resources of our world, our sustainability goals include:

•	Reducing Our Environmental Footprint—we will seek to leverage synergies and manage our combined footprint to reduce our environmental impact.

•	Strengthening Responsible Sourcing—we will continue to assess our supply chain and seek to increase sustainable sourcing across our combined supply base.

•	Driving Sustainable Innovation—we will seek to embed sustainability into our products and processes.

•	Embracing People and Communities—we will seek to create a culture of diversity and inclusiveness while giving back to the communities where we source and operate.

•	Ethics and Compliance—we are committed to high standards of ethics, honesty and integrity and demonstrating respect for one another and those with whom we do business.

In 2019, we were recognized for our sustainability efforts with the 2019 “Industry Mover” award from SAM, a subsidiary of RobecoSAM which specializes in providing environmental, social and governance (ESG) data, benchmarks and ratings. The award acknowledges the Company’s top-scoring performance in economic, social and environmental categories. We also reconfirmed our commitment to mitigate climate change by signing the “UN’s Business Ambition for 1.5°C: Our Only Future” pledge, committing to set science-based emissions targets to limit global temperature rise to 1.5 degrees Celsius. In addition, among other distinctions, we were named to Barron’s 100 Most Sustainable Companies List for the second consecutive year, recognizing our exceptional environmental, social and corporate governance performance.

We describe our environmental, social and governance programs and performance in more detail in our annual sustainability report, which is posted on our website for investors, customers and suppliers. More information on our governance program can also be found throughout this proxy statement.

Independence of Directors

The Board undertakes an annual review of director independence, which includes a review of each director’s relationships with the Company. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and the Company or members of our senior management.

The Board has affirmatively determined that each of our current directors (other than Mr. Fibig, our CEO) meets our independence requirements and those of the NYSE’s corporate governance listing standards:

Independent Directors
Marcello V. Bottoli	Roger W. Ferguson, Jr.

Dr. Linda Buck	Christina Gold

Michael L. Ducker	Katherine M. Hudson

David R. Epstein	Dale F. Morrison
John F. Ferraro	Dr. Li-Huei Tsai
Stephen Williamson

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In the ordinary course of business, transactions may occur between the Company or members of our senior management and entities with which some of our directors are or have been affiliated. In connection with its evaluation of director independence, our Board reviewed transactions between the Company and any company where our directors or their family members serve as executive officers. Specifically, (i) in the ordinary course of business we purchase services from, and sell products and services to Thermo Fisher Scientific, a life sciences and healthcare technology company, of which Mr. Williamson serves as Senior Vice President and Chief Financial Officer and (ii) one of our executive officers has purchased an immaterial interest in a co-investment vehicle managed by Mr.  Bottoli. The Board determined that these transactions did not impair the independence of the respective director.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, the Board does not have a policy that requires a separation of the Chairman of the Board (“Chairman”) and CEO positions. The Board believes that it is important to have the flexibility to make this determination from time to time based on the particular facts and circumstances then affecting our business.

Currently, we combine the positions of Chairman and CEO. We believe that the CEO, as the Company’s chief executive, is in the best position to fulfill the Chairman’s responsibilities, including those related to identifying emerging issues facing our Company, and communicating essential information to the Board about our performance and strategies. We also believe that the combined role of Chairman and CEO provides us with a distinct leader and allows us to present a single, uniform voice to our customers, business partners, shareholders and employees. If at any point in time the Board feels that its current leadership structure may be better served by separating the roles of Chairman and CEO, it may then determine to separate these positions.

In order to mitigate potential disadvantages of a combined Chairman and CEO, the Board has created the position of Lead Director to facilitate and strengthen the Board’s independent oversight of our performance, strategy and succession planning and to promote effective governance standards. The independent directors of the Board elect a Lead Director from among the independent directors on an annual basis. Our current Lead Director is Mr. Morrison.

Duties of our Lead Director

➢    Presides at all meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors, and provides prompt feedback regarding those meetings to the Chairman and CEO;

➢ Provides suggestions for Board meeting agendas, with the involvement of the Chairman and CEO and input from other directors;

➢ Serves as liaison between the Chairman and CEO and the independent directors;

➢ Monitors, together with the Chair and CEO, significant issues occurring between Board meetings and assures Board involvement when appropriate; and

➢ Ensures, in consultation with the Chairman and CEO, the adequate and timely exchange of information between the management team and the Board.

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Board Committees

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which operates under a written charter adopted by the Board. Each Committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. In 2019, each of the Audit Committee, Compensation Committee and Nominating and Governance Committee reviewed its charter, and amended it where appropriate. Each Committee charter provides that the Committee will annually review its performance, and each Committee reviewed and discussed its performance in 2019. A current copy of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee charters is available through the Investor—Leadership & Governance—Governance link on our website, www.iff.com.

The table below provides the current membership and chairperson for each of our Committees and identifies our current Lead Director.

Name	Audit	Compensation	Nominating and Governance	Lead Director
Marcello V. Bottoli	●

Dr. Linda Buck			●*

Michael L. Ducker		●

David R. Epstein			●

Roger W. Ferguson, Jr.

John F. Ferraro

Christina Gold		●

Katherine M. Hudson		●

Dale F. Morrison	●	●	●	●

Dr. Li-Huei Tsai		●

Stephen Williamson	●

= Committee Chair

*= Effective as of the 2020 Annual Meeting, Dr. Buck will retire from the Board.

Board and Committee Meetings

Our Board held nine meetings during 2019. The Audit Committee held seven meetings, the Compensation Committee held six meetings and the Nominating and Governance Committee held five meetings during 2019. All incumbent directors attended at least 75% of the total Board and Committee meetings on which he or she served during 2019. Ten of our eleven directors who were serving on the day of last year’s annual meeting of shareholders attended that meeting. Under our Corporate Governance Guidelines, unless there are mitigating circumstances, such as medical, family or business emergencies, Board members endeavor to participate in all Board meetings and all Committee meetings of which the director is a member and to attend our annual meeting of shareholders. Our non-employee directors, all of whom are currently independent, meet in executive session, without the presence of any corporate officer or member of management, in conjunction with regular meetings of the Board and Committees.

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Audit Committee

Current Members:	Responsibilities

John F. Ferraro (Chair) Marcello V. Bottoli Dale F. Morrison Stephen Williamson Meetings in 2019: 7

The Audit Committee’s responsibilities include overseeing and reviewing:

•  the financial reporting process and the integrity of our financial statements, capital structure and related financial information;

•  our internal control environment, systems and performance;

•  the audit process followed by our independent accountant and our internal auditor;

•  the appointment, compensation, retention and oversight of our independent accountant and our internal auditor;

•  our independent accountant’s and internal auditor’s qualifications, performance and independence, and whether our independent accountant and internal auditor should be rotated, considering the advisability and potential impact of selecting a different independent accountant or internal auditor;

•  the procedures for monitoring compliance with laws and regulations and with our Code of Business Conduct and Ethics;

•  assisting the Board in overseeing and reviewing with management financial risks and the policies and practices established to manage such risks;

•  establishing, monitoring and reviewing procedures for the treatment of concerns regarding compliance, accounting, internal accounting controls and auditing matters, including critical audit matters; and

•  reviewing and pre-approving all audit and non-audit services performed by our independent accountant.

Delegation.  Under its charter, the Audit Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Audit Committee members or subcommittees.

Independence and Financial Expertise

The Board reviewed the background, experience and independence of the current Audit Committee members and based on this review, the Board determined that each member of the Audit Committee:

•  meets the independence requirements of the NYSE’s corporate governance listing standards;

•  meets the enhanced independence standards for audit committee members required by the SEC;

•  is financially literate, knowledgeable and qualified to review financial statements; and

•  qualifies as an “audit committee financial expert” under the SEC rules.

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Compensation Committee

Current Members:	Responsibilities

Roger W. Ferguson, Jr. (Chair) Michael Ducker Christina Gold Katherine M. Hudson Dale F. Morrison Li-Huei Tsai Meetings in 2019: 6

The Compensation Committee’s responsibilities include:

•  determining, subject to approval by the independent directors of the Board, the CEO’s compensation;

•  reviewing and making determinations regarding compensation of executive officers (other than the CEO) and certain other members of senior management;

•  reviewing, adopting and recommending to the Board, or shareholders as required, general compensation and benefits policies, plans and programs, and overseeing the administration of such policies, plans and programs;

•  reviewing and approving the peer group companies for the purpose of benchmarking compensation and performance;

•  reviewing and discussing with management each year the Compensation Discussion and Analysis included in our annual proxy statement;

•  recommending to the Board any changes to the compensation and benefits of non-employee directors;

•  conducting a risk assessment of our overall compensation policies and practices; and

•  reviewing succession planning for executive officers (other than the CEO) and certain members of senior management.

Authority and Delegation.  Under its charter, the Compensation Committee is responsible for assisting the Board in ensuring that long-term and short-term compensation provide performance incentives to management, and that compensation plans are appropriate and competitive and reflect the goals and performance of management and our Company. As discussed in more detail in this proxy statement under the heading “Compensation Discussion and Analysis,” the Compensation Committee considers Company-wide performance against applicable annual and long-term performance goals pre-established by the Compensation Committee, taking into account economic and business conditions, and comparative compensation and benefit performance levels. If the Compensation Committee deems it appropriate, it may delegate certain of its responsibilities to one or more Compensation Committee members or subcommittees.

Independence

The Board reviewed the background, experience and independence of the Compensation Committee members and, based on this review, the Board determined that each member of the Compensation Committee:

•  meets the independence requirements of the NYSE’s corporate governance listing standards;

•  is an “outside director” pursuant to the criteria established by the Internal Revenue Service; and

•  is a “non-employee” director within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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Role of Compensation Consultant. The Compensation Committee has the authority to retain compensation consultants or advisors to assist it in fulfilling its responsibilities, including evaluating CEO, executive and non-employee director compensation, and in fulfilling its other responsibilities. From time to time, management also retains its own outside compensation consultants. In 2019, the Committee directly engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. FW Cook’s work with the Committee included analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends, incentive plan designs and stock ownership guidelines. In addition, in 2019, FW Cook conducted a review of our current peer group to ensure that it continues to serve as an appropriate benchmark (after the acquisition of Frutarom) for executive and non-employee director compensation levels and practices for 2020. FW Cook also reviewed our executive pay for performance, our aggregate long-term incentive practices, and provided updates on executive compensation trends and developments. FW Cook will continue to work with the Committee to provide it with analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends and incentive plan designs. FW Cook was engaged exclusively by the Committee on executive and director compensation matters and does not have any other consulting arrangements with the Company. The Compensation Committee considered the independence of FW Cook and determined that no conflicts of interest exist.

Role of Management. Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, and data and analysis for the design and administration of the compensation, benefits and perquisite programs for our executives. The Compensation Committee combines this information with the recommendations and information from its independent compensation consultant.

Our CEO, our EVP, Chief Human Resources Officer (“CHRO”) and our EVP, General Counsel and Corporate Secretary (“General Counsel”) generally attend Compensation Committee meetings. CEO performance and compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Compensation Committee’s independent compensation consultant as requested by the Compensation Committee. Our CEO and CHRO, without the presence of any other members of senior management, actively participate in the compensation discussions of our executive officers and certain other members of senior management, including making recommendations to the Compensation Committee as to the amount and form of compensation (other than their own).

Compensation Committee Interlocks and Insider Participation. During the fiscal year ended December 31, 2019, Messrs. Ferguson, Ducker and Morrison, as well as Mmes. Gold, Hudson and Tsai served as members of the Compensation Committee. None of these directors was, during 2019, an officer or employee of our Company, or was formerly an officer of our Company. There were no transactions in 2019 between us and any directors who served as Compensation Committee members for any part of 2019 that would require disclosure by us under SEC rules requiring disclosure of certain relationships and related party transactions. During 2019, none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee, and none of our executive officers served as a member of the compensation committee of another entity, whose executive officers served as a member of our Board.

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Nominating and Governance Committee

Current Members:	Responsibilities

Christina Gold (Chair) Linda Buck David R. Epstein Dale F. Morrison Meetings in 2019: 5

The Nominating and Governance Committee’s responsibilities include:

•  developing and reviewing criteria for the selection of directors, and making recommendations to the Board regarding such criteria;

•  identifying qualified individuals to serve on the Board, reviewing the qualifications of director candidates and recommending to the Board the nominees to be proposed by the Board for election as directors at the annual meeting of shareholders;

•  reviewing the suitability of directors for continued service, including in case of a resignation tendered by a director following a change in employment or anticipated board memberships, and making recommendations to the Board with respect to their continued service;

•  reviewing director candidates recommended by shareholders for election;

•  establishing and reviewing policies pertaining to roles, responsibilities, tenure and removal of directors;

•  overseeing CEO succession planning;

•  developing and reviewing the Board and Board committee evaluation process;

•  overseeing the annual CEO evaluation process and recommending to the Board the annual performance goals for the CEO;

•  reviewing and recommending changes to our Corporate Governance Guidelines and monitoring corporate governance issues; and

•  reviewing and, if appropriate, approving transactions with related parties.

Delegation.  The Nominating and Governance Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Nominating and Governance Committee members or subcommittees.

Independence

The Board reviewed the background, experience and independence of the Nominating and Governance Committee members, and based on this review, the Board determined that each member of the Nominating and Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards.

Board and Committee Assessment Process

Each year, the Nominating & Governance Committee leads an evaluation of the effectiveness of the Board and each of its committees. Each member of the Board responds to an anonymous survey regarding the effectiveness of the Board, its committees and their leadership, and the dynamics between the Board and management. The Board supplements this process through the use of in-person director interviews every

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other year during which the Lead Director and the Chair of the Nominating & Governance Committee interviews each director to obtain his or her assessment of the effectiveness of the Board and its committees. After consulting with each other, the Lead Director and Chair of the Nominating & Governance Committee summarizes and reviews the results with the Board.

Succession Planning

Our Board recognizes that one of its most important duties is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of our Chairman and CEO and other senior members of executive management. As part of this process, our CEO and our executive officers are required to prepare a detailed development and succession plan for themselves and for their direct reports on an annual basis. The Company’s executives regularly attend Board meetings and maintain an ongoing dialogue with Board members, which is critical to the Company’s succession planning. The Compensation Committee reviews, on an annual basis, potential successors for the Company’s executive officers and such other senior management employees as the Compensation Committee may determine. In addition, the Nominating and Governance Committee also agrees upon and recommends to the Board a succession plan for our CEO, including in emergency situations. Our Board is committed to being prepared for a planned or unplanned change in our leadership in order to ensure our stability.

Risk Management Oversight

Board and Committee Roles in Overseeing Risk

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Our Board is actively involved in the oversight of risks that could affect our Company and is responsible for overseeing and reviewing with management the Company’s enterprise-wide risks and the policies and practices established to manage such risks. It is the responsibility of the CEO and other senior management to manage the Company’s day-to-day business risks and its risk management process. We believe this division of responsibility is the most effective approach for addressing risk management.

The Board exercises its risk oversight function both at the Board level and through delegation to its committees. The Board and its committees focus on operational risk, financial risk, regulatory risk, litigation risk, cybersecurity and information security risk, tax risk, credit risk, liquidity risk, compliance risk as well as our general risk management strategy, and how these risks are being managed. The Board receives updates on the Company’s risk through management’s enterprise risk management (“ERM”) program report to the Board, which includes management’s approach to mitigating and managing such risks. The Board also receives updates on the Company’s risk from its committees. Each of the Audit, Nominating and Governance and Compensation Committee are responsible for the oversight of risks relevant to their function (as described above) and regularly report to the Board. The Board believes that its risk oversight structure allows for open communication between the Board, its committees and management.

Management

Management maintains an ERM program which is designed to identify and assess our global risks and to develop steps to mitigate and manage risks. As part of its risk management practices, the Company has established a management risk committee chaired by the CFO and General Counsel and made up of key members of the Company’s management to integrate global risk activities (including cybersecurity, compliance, business and crisis management) and to ensure appropriate prioritization of resources and alignment across the Company. The Board receives regular reports on the ERM process and the Company’s risk mitigation activities, including reports focused on information security and sustainability risks.

Compensation Risks

In the fourth quarter of 2019, the Compensation Committee, working with its independent compensation consultant, conducted a risk assessment of our executive compensation programs. The goal of this assessment was to determine whether the general structure of our executive compensation policies and programs, annual and long-term performance goals or the administration of the programs posed any material risks to our Company. In addition, with the input of our CHRO, the Compensation Committee reviewed compensation programs and policies below the executive level in a Company-wide risk assessment. The Compensation Committee shared the results of this review with our full Board.

The Compensation Committee determined, based on the reviews of its independent compensation consultant and management’s input and other factors, that the compensation policies and practices for the Company’s employees in 2019, including the established performance goals and incentive plan structures, did not result in excessive risk taking or the implementation of inappropriate business decisions or strategies by the Company’s executives or employees generally, and that there are no risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on the Company.

Related Person Transactions and Other Information

Transactions with Related Persons

In 2019, there were no transactions and there are no currently proposed transactions in excess of $120,000 in which the Company was or will be a participant and in which any director or executive officer of the Company, any known 5% or greater shareholder of the Company or any immediate family member of any of the foregoing persons, had or will have a direct or indirect material interest as defined in Item 404(a) of Regulation S-K.

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Related Person Transactions Policy

In accordance with SEC rules, our Board has adopted a written policy for the review and the approval of related person transactions. This policy is available through the Investor-Leadership & Governance-Governance link on our website, www.iff.com. Under the policy, a “related person” is specifically defined as an executive officer, a director, a director nominee, a beneficial owner of more than 5% of any class of voting securities, an immediate family member of any of the foregoing, or a controlled entity, which is defined as an entity owned or controlled by any of the foregoing or in which any such person serves as an officer or partner, or together with all of the foregoing persons, owns 5% or more equity interests. The policy defines a “related person transaction” as a transaction or series of transactions involving a related person and the Company, excluding employment arrangements involving an executive officer or other senior officer or employee of the Company and director compensation arrangements. The policy requires that any such transaction be approved or ratified by the Nominating and Governance Committee. If accounting issues are involved in the transaction, the Nominating and Governance Committee will consult with the Audit Committee if deemed appropriate.

Pursuant to the policy, a related person transaction will be approved or ratified only if the Nominating and Governance Committee determines that it is being entered into in good faith and on fair and reasonable terms which are in the best interest of our Company and our shareholders. In determining whether to approve or ratify a transaction, the Nominating and Governance Committee considers the following factors, to the extent relevant:

•	the related person’s relationship to the Company and interest in the transaction;

•	the material facts of the transaction;

•	the benefits to the Company;

•	the availability of alternate sources of comparable products or services and the terms of such alternative; and

•	an assessment as to whether the transaction is on terms comparable to the terms available to an unrelated third party or to employees generally.

No related person may participate in the review of a transaction in which he or she may have an interest. In addition, except for non-discretionary contributions made pursuant to our matching contributions program, a charitable contribution by our Company to an organization in which a related person is known to be an officer, director or trustee, is subject to approval by the Nominating and Governance Committee. In 2019, there were no related person transactions presented under the policy.

Share Retention Policy

We encourage our executives and directors to own our common stock so that they share the same long-term investment risk as our shareholders. Our Share Retention Policy provides executives and directors flexibility in personal financial planning, yet requires them to maintain ongoing and substantial investment in our common stock. In 2019, the Compensation Committee reviewed our Share Retention Policy with input from management and FW Cook, and approved changes to the policy.

Under our revised Share Retention Policy, each executive and director must retain shares of Company common stock at a targeted ownership level. There is no deadline by which an executive or director must meet his or her targeted ownership level.

•	The targeted ownership level for directors is five times the cash portion of the annual retainer (not including any retainer for service as a committee chairperson or lead director).

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•	The targeted ownership levels for executives is a multiple of their base salary, depending on level. The multiples applicable to our NEOs are as follows:

○	six times base salary for our CEO;

○	three times base salary for our CFO and Divisional CEOs; and

○	and two times base salary for our General Counsel.

If an executive or director does not meet the targeted ownership level, the executive or director may not sell or transfer any shares held in an equity, a deferred compensation or a retirement plan account provided by the Company, and the executive or director must retain such shares in such accounts until the targeted ownership level is met. For executives, if their retention requirement is not met, the executive is required to retain a portion of any shares of common stock acquired as a result of exercising any stock settled appreciation right (“SSAR”) or as a result of the vesting of restricted stock or a restricted stock unit (“RSU”) (after payment of any exercise price and taxes).

As of March 10, 2020, all of our named executive officers and directors were in compliance with our Share Retention Policy. Additional detail regarding ownership of our common stock by our executive officers and directors is included in this proxy statement under the heading “Securities Ownership of Management, Directors and Certain Other Persons.”

Equity Grant Policy

The Compensation Committee has adopted an Equity Grant Policy with respect to the issuance of equity awards under our equity plans. Under the Equity Grant Policy, the Compensation Committee approves all equity awards to our executive officers (other than our CEO) and certain other members of senior management, and our Board approves all equity awards to our CEO and to our non-employee directors. The grant date for annual awards to all employees and for annual awards to our non-employee directors is the date of the Company’s annual meeting of shareholders. The grant date for awards under our Long-Term Incentive Plan (“LTIP”) is the date that the Compensation Committee (or Board in the case of our CEO) approves the applicable LTIP metrics. In addition to the annual grants, equity awards may be granted “off-cycle” at other times during the year to new hires, for promotions, retention purposes, director appointments or other special circumstances. The grant price of equity awards (other than LTIP awards) is the closing price of our common stock on the NYSE on the date of the grant or, if the grant date is not a business day, the closing price on the NYSE on the following business day. The grant price for LTIP awards is the trailing twenty-day average closing price of our common stock on the NYSE as of the first trading day of the applicable LTIP performance.

Policy Regarding Derivatives, Short Sales, Hedging and Pledges

Under our insider trading policy, directors and all employees, including our named executive officers, are prohibited from entering into transactions designed to hedge against economic risks associated with an investment in our common stock. These individuals may not trade in derivatives in our securities (such as put and call options), effect “short sales” of our common stock, or enter into monetization transactions or similar arrangements (such as prepaid variable forwards, equity swaps, collars or exchange funds) relating to our securities. These individuals are also prohibited from holding shares of our common stock in margin accounts or pledging shares of our common stock as collateral for a loan.

26  IFF  |  2020 PROXY STATEMENT

Directors Compensation

Director Compensation Program

Annual Director Cash and Equity Compensation

Under our non-employee director compensation program, for the service year from the 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”) to the 2020 Annual Meeting, each non-employee director received an annual retainer of $250,000, of which $112,500 was paid in cash and $137,500 was paid in RSUs issued under our 2015 Stock Award and Incentive Plan (“2015 SAIP”) on the date of the 2019 Annual Meeting. These RSUs vest one year from the grant date and are subject to accelerated vesting upon a change in control. The 997 RSUs granted to each director on the date of the 2019 Annual Meeting was calculated using the closing market price of our common stock on the grant date. Any director who is an employee of our Company does not receive any additional compensation for his or her service as a director.

Compensation for our Lead Director and Committee Chairs

For the service year from the 2019 Annual Meeting to the 2020 Annual Meeting, the Lead Director received an additional annual cash retainer of $25,000, the Chair of the Audit Committee received an additional annual cash retainer of $20,000, the Chair of the Compensation Committee received an additional annual cash retainer of $17,500 and the Chair of the Nominating and Governance Committee received an additional annual cash retainer of $15,000.

Participation in our Deferred Compensation Plan

Non-employee directors are eligible to participate in our Deferred Compensation Plan (“DCP”). A non-employee director may defer all or a portion of his or her cash compensation as well as any RSUs granted to him or her, subject to tax law requirements. Additional details regarding our DCP may be found in this proxy statement under the heading “Executive Compensation—Non-Qualified Deferred Compensation.” Non-employee directors are not entitled to matching contributions or the 25% premium on deferrals into our common stock fund that are applicable to employees under the DCP.

Additional Benefits

We reimburse our non-employee directors for travel and lodging expenses incurred in connection with their attendance at Board and Committee meetings, our shareholder meetings and other Company-related activities. In addition, our current directors are eligible to participate in our Matching Gift Program. Under this program, we match, on a dollar for dollar basis, contributions made by directors to qualifying charitable organizations up to a maximum of $10,000 per person per year.

IFF  |  2020 PROXY STATEMENT  27

 DIRECTORS’ COMPENSATION

The following table details the compensation paid to or earned by our non-employee directors for the year ended December  31, 2019.

2019 Directors’ Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	All Other Compensation ($)(5)	Total ($)
Marcello V. Bottoli	112,500	134,585	10,000	257,085
Dr. Linda Buck	112,500	134,585	0	247,085
Michael L. Ducker	112,500	134,585	10,000	257,085
David R. Epstein	112,500	134,585	10,000	257,085
Roger W. Ferguson, Jr.	130,000	134,585	0	264,585
John F. Ferraro	132,500	134,585	10,000	277,085
Christina Gold	127,593	134,585	10,000	272,178
Katherine M. Hudson	112,500	134,585	10,000	257,085
Dale F. Morrison	137,500	134,585	10,000	282,085
Dr. Li-Huei Tsai (6)	58,870	70,211	0	129,081
Stephen Williamson	112,500	134,585	10,000	257,085

(1)

The amounts in this column include (i) the annual cash retainer for service as a non-employee director, (ii) for certain directors, the annual cash retainer for service as Lead Director or as chairperson of a Board committee during 2019, and (iii) nominal amounts of cash paid in lieu of fractional shares of common stock. Of the amounts in this column, the following amounts were deferred in 2019 under our DCP: Dr. Buck—$112,500; Mr. Ducker—$112,500; Mr. Epstein—$112,500; Mr. Ferguson—$130,000; Mr. Ferraro—$119,250; Ms. Hudson—$112,500; Mr. Morrison—$137,500 and Mr. Williamson—$112,500. Earnings in our DCP were not above-market or preferential and thus are not reported in this table.

(2)

The amounts in this column represent the aggregate grant date fair value of equity awards granted during the fiscal year ended December 31, 2019, computed in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs may be found in Note 14 to our audited financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K filed with the SEC on March 3, 2020.

(3)	Each director received a grant on May 1, 2019 of 997 RSUs under our 2015 SAIP. None of our directors forfeited any RSUs or shares of deferred stock during 2019.

(4)	As of December 31, 2019, the following directors held the number of unvested RSUs and shares of deferred common stock indicated in the table below.

Director	RSUs	Deferred Stock
Marcello V. Bottoli	997	19,247
Dr. Linda Buck	997	20,500
Michael L. Ducker	997	6,437
David R. Epstein	997	4,204
Roger W. Ferguson, Jr.	997	12,279
John F. Ferraro	997	3,807
Christina Gold	997	1,391
Katherine M. Hudson	997	22,106
Dale F. Morrison	997	19,119
Dr. Li-Huei Tsai (6)	591	—
Stephen Williamson	997	3,892

28  IFF  |  2020 PROXY STATEMENT

 DIRECTORS’ COMPENSATION

The deferred shares, which are held under the DCP, result from deferral of vested equity grants, voluntary deferral of retainer fees or the crediting of additional share units as a result of reinvestment of dividend equivalents. Deferred shares will be settled by delivery of common stock upon the director’s separation from service on the Board, or as otherwise elected by the director. All of the deferred shares are included for each director in the Beneficial Ownership Table.

(5)

The amounts in this column are contributions made by us under our Matching Gift Program to eligible charitable organizations matching contributions of the director to those charitable organizations during 2019.

(6)	Dr. Li-Huei Tsai received a cash retainer pro-rated for Board service. In addition, Dr. Tsai received a pro-rated grant on November 1, 2019 of 591 RSUs under our 2015 SAIP.

IFF  |  2020 PROXY STATEMENT  29

Securities Ownership

Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 29, 2020, by each current director, each director nominee, the persons named in the Summary Compensation Table in this proxy statement and all current directors and executive officers as a group. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

Name of Director / Officer	Shares of Common Stock Beneficially Owned (1)(2)		Percent of Class**
Marcello V. Bottoli	22,195	(3)	*
Dr. Linda Buck	20,269	(4)	*
Anne Chwat	54,210	(5)	*
Michael L. Ducker	6,436	(6)	*
David R. Epstein	4,203	(7)	*
Roger W. Ferguson, Jr.	12,141	(8)	*
John F. Ferraro	3,763	(9)	*
Andreas Fibig	127,598	(10)	*
Christina Gold	6,166	(11)	*
Matthias Haeni	41,496	(12)	*
Katherine M. Hudson	24,606	(13)	*
Nicolas Mirzayantz	38,658	(14)	*
Dale F. Morrison	23,128	(15)	*
Richard O’ Leary	29,133	(16)	*
Dr. Li-Huei Tsai	—	(17)	*
Stephen Williamson	3,891	(18)	*
All Directors and Executive Officers as a Group (20 persons)	452,924	(19)	*

*	Less than 1%.

**	Based on 106,802,194 shares of common stock outstanding as of February 29, 2020.

(1)	This column includes shares held by our executive officers in our 401(k) Retirement Investment Fund Plan.

(2)

In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person within 60 days after February 29, 2020 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. Certain stock equivalent units held in the IFF Stock Fund under our DCP are premium stock equivalent units paid to executive officers that are subject to vesting and may be forfeited if the executive officer’s employment is terminated. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(3)

Represents (i) 19,030 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,100 shares held indirectly by a trust for which Mr. Bottoli is the settlor/grantor and Mr. Bottoli and three immediate family members are the beneficiaries.

(4)	Represents stock equivalent units held in the IFF Stock Fund under our DCP.

30  IFF  |  2020 PROXY STATEMENT

 SECURITIES OWNERSHIP

(5)

Includes (i) 4,462 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 4,105 shares issuable pursuant to PRSUs that will vest within 60 days after February 29, 2020 and (iii) 499 shares earned under the completed 2017-2019 LTIP cycle that will be issued within 60 days of February 29, 2020.

(6)	Represents stock equivalent units held in the IFF Stock Fund under our DCP.

(7)	Represents stock equivalent units held in the IFF Stock Fund under our DCP.

(8)	Represents stock equivalent units held in the IFF Stock Fund under our DCP.

(9)	Represents stock equivalent units held in the IFF Stock Fund under our DCP.

(10)

Includes (i) 54,196 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 7,203 shares issuable pursuant to RSUs and 8,643 shares issuable pursuant to PRSUs, each that vest within 60 days after February 29, 2020 and (iii) 3,503 shares earned under the completed 2017-2019 LTIP cycle that will be issued within 60 days of February 29, 2020.

(11)	Includes 1,375 stock equivalent units held in the IFF Stock Fund under our DCP.

(12)

Includes (i) 3,601 shares issuable pursuant to RSUs that vest within 60 days after February 29, 2020 and (ii) 877 shares earned under the completed 2017-2019 LTIP cycle that will be issued within 60 days of February 29, 2020.

(13)	Includes 22,106 stock equivalent units held in the IFF Stock Fund under our DCP.

(14)

Includes (i) 2,717 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 5,186 shares issuable pursuant to PRSUs that vest within 60 days after February 29, 2020 and (iii) 877 shares earned under the completed 2017-2019 LTIP cycle that will be issued within 60 days of February 29, 2020.

(15)	Includes 19,118 stock equivalent units held in the IFF Stock Fund under our DCP.

(16)

Includes (i) 5,144 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 3,457 shares issuable pursuant to PRSUs that vest within 60 days after February 29, 2020 and (iii) 877 shares earned under the completed 2017-2019 LTIP cycle that will be issued within 60 days of February 29, 2020.

(17)	Dr. Tsai joined the Board on October 29, 2019.

(18)	Represents stock equivalent units held in the IFF Stock Fund under our DCP.

(19)

Includes an aggregate of (i) 178,851 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 25,949 shares issuable pursuant to PRSUs that vest within 60 days after February 29, 2020, (iii) 15,467 shares issuable pursuant to RSUs that vest within 60 days after February 29, 2020 and (iv) 7,844 shares earned under the completed 2017-2019 LTIP cycle that will be issued within 60 days after February 29, 2020.

IFF  |  2020 PROXY STATEMENT  31

 SECURITIES OWNERSHIP

5% Shareholders

The following table sets forth information regarding each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, as of February 29, 2020, based on a review of filings with the SEC. Unless otherwise indicated, beneficial ownership is direct.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class*
Winder Investment Pte Ltd and related persons 17-01 6 Battery Road Singapore 049909	22,983,059	(1)	21.5%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	12,872,747	(2)	12.1%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,693,712	(3)	7.2%
AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105	5,494,313	(4)	5.1%

*	Based on 106,802,194 shares of common stock outstanding as of February 29, 2020.

(1)

This amount is based on (i) Amendment No. 1 to Schedule 13D filed with the SEC on February 27, 2020 by Winder Investment Pte Ltd (“Winder”), Freemont Capital Pte. Ltd (“Freemont”) and Haldor Foundation (“Haldor”) and (ii) a Form 4 filed with the SEC on March 3, 2020 . These shares are held of record by Winder, and the amount includes 927,193 shares of common stock that would be issued upon voluntary settlement of 2,958,500 purchase contracts held by Winder. Winder is a wholly owned subsidiary of Freemont, and Freemont is a wholly owned subsidiary of Haldor. By virtue of such relationships, Freemont and Winder may be deemed to beneficially own the shares held of record by Winder.

(2)

This amount is based solely on Amendment No. 11 to Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group. Of these shares, The Vanguard Group has the (i) sole power to vote or direct the vote with respect to 155,129 of these shares, (ii) shared power to vote or direct the vote with respect to 33,280 of these shares, (iii) sole power to dispose or direct the disposition of 12,692,579 of these shares, and (iv) shared power to dispose or direct the disposition of 180,168 of these shares.

(3)

This amount is based solely on Amendment No. 10 to Schedule 13G filed with the SEC on February 10, 2020 by BlackRock, Inc. Of these shares, BlackRock has the (i) sole power to vote or direct the vote with respect to 6,544,879 of these shares and (ii) sole power to dispose or direct the disposition of 7,693,712 of these shares.

(4)

This amount is based solely on Schedule 13G filed with the SEC on February 18, 2020 by AllianceBernstein L.P. Of these shares, AllianceBernstein has the (i) sole power to vote or direct the vote with respect to 4,015,956 of these shares, (ii) sole power to dispose or direct the disposition of 5,485,709 of these shares, and (iii) shared power to dispose or direct the disposition of 8,604 of these shares.

32  IFF  |  2020 PROXY STATEMENT

Proposal 2 Ratification of Independent Registered Public Accounting Firm

Selection of our Independent Registered Public Accounting Firm

The Audit Committee of our Board is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence to determine whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2020, and our Board has directed that our management submit that selection for ratification by our shareholders at the 2020 Annual Meeting. PwC has been retained as our external auditor continuously since 1957. In connection with the selection of PwC, the Audit Committee annually reviews and negotiates the terms of the engagement letter entered into with PwC. This letter sets forth important terms regarding the scope of the engagement, associated fees, payment terms, responsibilities of each party and the election of the parties to be subject to binding arbitration in the case of any dispute.

In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to our Company. For lead and quality review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and management.

The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of PwC as our independent registered public accounting firm for 2020. Although ratification is not required by our By-Laws or otherwise, we are submitting the selection of PwC to our shareholders for ratification because we value our shareholders’ views on our Company’s independent registered public accounting firm and as a matter of good corporate governance. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the Audit Committee’s selection of our independent registered public accounting firm in the next fiscal year, but is not bound by the shareholders’ vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of our Company and our shareholders.

Representatives of PwC are expected to attend the 2020 Annual Meeting, where they will be available to respond to questions and, if they desire, to make a statement.

IFF  |  2020 PROXY STATEMENT  33

 PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table provides detail about fees for professional services rendered by PwC for the years ended December 31, 2019 and December 31, 2018.

	2019	2018
Audit Fees (1)	$9,470,541	$8,902,295
Audit-Related Fees (2)	$59,656	$183,160
Tax Fees (3)
Tax Compliance	$319,600	$189,626
Other Tax Services	$—	$1,258,333
All Other Fees (4)	$10,899	$9,260
Total	$9,860,696	$10,542,674

(1)

Audit Fees were for professional services rendered for audits of our consolidated financial statements and statutory and subsidiary audits, consents and review of reports filed with the SEC and consultations concerning financial accounting and reporting standards. Audit Fees also included the fees associated with an annual audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, integrated with the audit of our annual financial statements.

(2)	Audit-Related Fees were for services related to review of certain governance, risk and compliance procedures and other local statutory requirements.

(3)

Tax Compliance services consisted of fees related to tax compliance professional services incurred with respect to the acquisition and integration of Frutarom, preparation of tax returns, assistance with tax audits and appeals, indirect taxes, expatriate tax compliance services and transfer pricing services. Other Tax Services consisted of tax planning and tax advisory services.

(4)	All Other Fees were for software licenses and other professional services.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (PCAOB) regarding auditor independence, the Audit Committee has responsibility for:

•	appointing,

•	negotiating, and setting the compensation of, and

•	overseeing the performance of, the independent registered public accounting firm.

In recognition of this responsibility, the Audit Committee has established policies and procedures to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm to our Company by category, including audit-related services, tax services and other permitted non-audit services. Under the policy, the Audit Committee pre-approves all services obtained from our independent registered public accounting firm by category of service, including a review of specific services to be performed, fees expected to be incurred within each category of service and the potential impact of such services on auditor independence. The term of any pre-approval is for the

34  IFF  |  2020 PROXY STATEMENT

 PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

financial year, unless the Audit Committee specifically provides for a different period in the pre-approval. If it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, the Audit Committee requires separate pre-approval before engaging the independent registered public accounting firm. To facilitate the process, the policy delegates pre-approval authority to the Audit Committee chairperson to pre-approve services up to $50,000, and the Audit Committee may also delegate authority to one or more of its members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All services rendered by PwC to our Company are permissible under applicable laws and regulations. During 2019, all services performed by PwC which were subject to the SEC’s pre-approval requirements were approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policy in effect during 2019.

Audit Committee Report

The Audit Committee (“we,” “us” or the “Committee”) operates in accordance with a written charter, which was adopted by the Board. A copy of that charter is available through the Investor—Leadership & Governance—Governance link on the Company’s website at www.iff.com. The Committee is composed of four directors whom the Board has determined are “independent,” as required by the applicable listing standards of the NYSE and the rules of the SEC, and whom qualify as “audit committee financial experts” as defined by the rules of the SEC.

Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”).

The Committee oversees the Company’s financial reporting process and internal control structure on behalf of the Board. We met seven times during 2019, including meeting regularly with PwC and the Company’s internal auditor, both privately and with management present. For 2019, we have reviewed and discussed the Company’s audited financial statements with management. We have reviewed and discussed with management its process for preparing its report on its assessment of the Company’s internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified. We discussed with PwC its audit of the financial statements and of the Company’s internal control over financial reporting. We discussed with PwC and the Company’s internal auditor the overall scope and plans for their respective audits.

We have discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. We also received the written disclosures and the letter from PwC as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with PwC its independence. We concluded that PwC’s independence was not adversely affected by the non-audit services provided by PwC, the majority of which consisted of audit-related, tax compliance and other tax services arising from our acquisition of Frutarom.

Based on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 3, 2020.

IFF  |  2020 PROXY STATEMENT  35

 PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In determining whether to retain PwC as the Company’s independent registered public accounting firm for the 2020 fiscal year, we took into consideration a number of factors, including:

•	the quality and effectiveness of PwC’s historical and recent performance on the Company’s audit;

•

the length of PwC’s tenure as the Company’s independent registered public accounting firm, and its familiarity with our business, accounting policies and practices, and internal control over financial reporting;

•	PwC’s capability, understanding and expertise in handling the breadth and complexity of our global operations;

•	the appropriateness of PwC’s fees and payment terms; and

•	PwC’s independence.

Based on this evaluation, we believe that it is in the best interests of the Company and its shareholders to retain PwC as the Company’s independent registered public accounting firm for 2020, which the shareholders will be asked to ratify at the 2020 Annual Meeting of Shareholders.

Audit Committee

John F. Ferraro (Chair)

Marcello V. Bottoli

Dale F. Morrison

Stephen Williamson

Ö YOUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

36  IFF  |  2020 PROXY STATEMENT

Compensation Discussion and Analysis

Reference Guide to our CD&A

This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer and each of our three most highly compensated executive officers (collectively referred to as our NEOs). This CD&A is organized as follows:

As discussed in Proposal 3, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained below under “Executive Compensation.” To assist you with this vote, please review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to and are aligned with our performance.

2019 was a transformational year for IFF as we continued to take important steps to redefine our industry, including our integration of Frutarom and recently announced combination with DuPont Nutrition & Biosciences. We continued to achieve significant cost synergies from Frutarom well ahead of our year-one targets, and captured solid year one revenue synergies, demonstrating our broad operational strength. While we continued to execute on the integration of Frutarom and other strategic goals during 2019, our financial results reflected external challenges that we faced, including raw material cost increases and volume erosion with multinational customers. Consequently, while we believe we continue to be on pace to deliver on our long-term guidance to shareholders, the compensation paid to our NEOs for 2019 was significantly less than amounts paid during 2018.

Executive Summary

For 2019, our NEOs were:

Name	Title
Andreas Fibig	Chairman and CEO
Richard O’Leary	CFO[1]
Nicolas Mirzayantz	Divisional Chief Executive Officer, Scent
Matthias Haeni	Divisional Chief Executive Officer, Taste
Anne Chwat	General Counsel

[1]	Richard O’Leary has transitioned to a new role - EVP, Integration Officer - and Rustom Jilla was appointed CFO effective as of January 20, 2020.

IFF  |  2020 PROXY STATEMENT  37

 COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The core of our executive compensation philosophy is that our executives’ compensation should be linked to achievement of financial and operating performance metrics that build shareholder value over both the short- and long-term. As such, we consistently focus on the following key drivers of shareholder value maximization:

Acquisitions Financial Results Return of Capital Increase Shareholder Value

We designed our compensation program to focus on elements that we believe will contribute to these shareholder value drivers. Our compensation program:

Is Variable and Tied to Value Creating Performance Metrics Reflects Each Executive's Level of Responsibility Shareholder Value Includes a Significant Equity Component Rewards Individual Performance and Contributions

38  IFF  |  2020 PROXY STATEMENT

 COMPENSATION DISCUSSION AND ANALYSIS

The design of our executive compensation program reflects our belief that executive compensation should be (1) aligned with the achievement of financial and operational metrics for both our Company and the respective business function in which the executive serves and (2) tied to the total shareholder return delivered to our shareholders. The following illustrates how our CEO’s and other NEOs’ total direct compensation is designed to tie a significant portion of their compensation to variable and long-term goals:

CEO Target Opportunity Mix 85% Variable 79% Variable Long-Term 75% Long-Term Equity

NEO Average (excluding CEO) Target Opportunity Mix 71% Variable 70% Variable Long-Term 77% Long-Term Equity

Our 2019 NEO Compensation Reflects our 2019 Performance

While we increased sales and operating profit in 2019 on a dollar basis, we faced challenges that adversely affected the top-line growth for each of the Taste, Scent and Frutarom business units and our consolidated results. For example, while we delivered 3% currency neutral sales growth, on a consolidated basis, we did not achieve our threshold currency neutral sales growth performance levels for the Taste, Scent or Frutarom business units or on a consolidated basis and the AIP payout for our NEOs for the year reflected this miss. Our executives pursued a variety of solutions to address these top-line challenges, such as focusing on operating expenses and approaches to moderate the impact of increased raw material costs and pressures on margins. As a result of these efforts, our Scent business delivered above target performance in operating profit and gross margin while our Taste business delivered results between threshold and target for gross margin and above target for working capital.

Our AIP payouts reflected these different results. NEOs evaluated at the corporate level received AIP payouts of approximately 25.5% of their respective target opportunity (which includes all three business

IFF  |  2020 PROXY STATEMENT  39

 COMPENSATION DISCUSSION AND ANALYSIS

units), our Divisional CEO, Taste received an AIP payout of approximately 23.3% of his target opportunity and our Divisional CEO, Scent received an AIP payout of approximately 75.7% of his target opportunity.

With respect to our LTIP awards, our overall net income resulted in EP performance for 2019 below the threshold level established at the beginning of the three-year cycle and our Total Shareholder Return relative to the S&P 500 for the three-year period ending in 2019 was below the 35th percentile threshold. Consequently, none of our NEOs earned any amounts under the outstanding LTIP cycles for our 2019 performance.

Compensation Governance

To ensure continued alignment of compensation with Company performance and the creation of shareholder value on a long-term, sustainable basis, we maintain strong compensation-related corporate governance policies.

What We Do	What We Don’t Do

Pay for performance. A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation	No tax gross-ups for severance payments

Base variable compensation on multiple performance metrics to encourage balanced focus	No single-trigger vesting of cash or equity-based awards upon change in control

Use an appropriate mix of fixed and variable compensation to reward Company, business unit and individual performance	No short-sales, hedging or pledging of our stock by our employees, officers or directors

Award a majority of variable compensation as equity-based awards	No fixed-duration employment agreements with executive officers

Maintain executive clawback policies to recoup cash and equity compensation upon certain triggering events	No stock option/SAR repricing or exchange of underwater options or SARs for cash

Require our executives to meet share retention guidelines	No guaranteed pay increases or equity awards for NEOs

Engage an independent compensation consultant

Conduct an annual risk assessment of our compensation programs

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Compensation Elements and Targeted Mix

Our executive compensation program includes direct and indirect compensation elements.

We believe that direct compensation should be the principal form of compensation. The table below provides a brief description of the principal elements of direct compensation, whether such compensation is fixed or variable, and the compensation program objectives served by each element. From time to time, the Committee may also approve discretionary awards to executives in connection with their initial employment or for extraordinary individual performance, a significant contribution to the Company’s strategic objectives or retention purposes.

Element	Fixed or Variable	Primary Objective

Base Salary	Fixed Short-Term Cash

• To attract and retain executives by offering salary that is competitive with market opportunities and that recognizes each executive’s position, role, responsibilities, experience and individual contributions.

AIP award	Variable Short-Term Cash	• To motivate and reward the achievement of our annual financial performance objectives, including currency neutral sales growth, operating profit, gross margin and working capital.

Long-Term Incentive Plan (“LTIP”) award	Variable Long-Term Cash and Equity

• To motivate and reward efficient capital allocation, annual profitability performance, deleveraging the Company and long-term shareholder value creation.

• The 2017-2019 and 2018-2020 LTIP awards are measured by annual economic profit and by relative TSR performance for the award’s applicable three-year period.

• The 2019-2021 LTIP award is measured by cumulative net debt ratio and the relative TSR performance for the award’s three-year period.

• To align executives’ interests with those of shareholders by paying 50% of the earned award in shares of our common stock (with the remaining 50% settled in cash).

Equity Choice Program (“ECP”) award	Variable Long-Term Equity

• To align executives’ interests with the interests of shareholders through equity-based compensation.

• To encourage direct investment in our Company.

• To serve as an important retention tool.

• To recognize individual contributions.

The Committee periodically reviews the mix between variable and fixed and short-term and long-term incentive compensation opportunities and between cash and non-cash opportunities based on (1) benchmarking and other external data provided by our independent compensation consultant, (2) recommendations from our independent compensation consultant and (3) recommendations from our CEO and CHRO. When reviewing and setting compensation for our NEOs, the Committee considers individual performance that contributes to the Company’s success in achieving its strategic initiatives.

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 COMPENSATION DISCUSSION AND ANALYSIS

Our indirect compensation and reward elements consist of (1) our Deferred Compensation Plan (“DCP”) and our Retirement Investment Fund Plan (the “401(k)”) savings plan, (2) our perquisite program, (3) our Executive Severance Policy (“ESP”), (4) our Executive Death Benefit Plan and (5) our supplemental long-term disability coverage. The Committee regularly reviews the costs and benefits of these programs.

2019 Compensation

Salaries

The Committee reviews the salaries of our NEOs annually, and adjusts salaries periodically. In February 2019, the Committee reviewed the base salaries of our NEOs after consultation with its independent compensation consultant. The Committee determined to maintain our NEOs salaries at the same level as 2018.

Annual Incentive Plan

During 2019, our AIP compensated our executive officers based on the achievement of certain levels of Company financial performance. Financial performance metrics are measured (1) at the consolidated corporate level for our CEO, CFO, and General Counsel and (2) at both the consolidated corporate level and the business unit level for the Divisional CEO, Scent and Divisional CEO, Taste.

In March 2019, the Committee approved certain changes to the AIP to better align business unit metrics for our Divisional CEOs and determined that no adjustments were needed with respect to the metrics for NEOs that are evaluated solely on corporate performance. The 2019 AIP weightings for our Divisional CEOs were adjusted so that the corporate components constitute 10% of the overall weighting and the business unit components constitute 90% of the overall weighting. The Committee believes that these changes reflect our focus on achieving profitable growth. As with the prior year, if our Company does not meet the corporate operating profit threshold, then no AIP payouts will be awarded to any participant, including the NEOs.

The performance metrics for the 2019 AIP and their assigned weightings were as follows:

Annual Incentive Program

	Currency neutral sales growth	Operating profit	Gross Margin	Working Capital	Total Weighting
All NEOs Except Divisional CEOs Corporate Weighting	30%	35%	15%	20%	100%

	Currency neutral sales growth	Operating profit	Gross Margin	Working Capital	Total Weighting
Divisional CEOs Corporate Weighting	5%	5%	0%	0%	10%	100%
Divisional CEOs Business Unit Weighting	25%	30%	20%	15%	90%

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 COMPENSATION DISCUSSION AND ANALYSIS

Each year the Committee sets an AIP target (stated as a percentage of base salary) for each NEO. For 2019, the Committee maintained the AIP percentage targets at the same level as 2018.

	2019 Salary	Target AIP as % Base Salary	AIP Target

Andreas Fibig	$1,300,000	120%	$1,560,000

Richard O’Leary	$515,000	80%	$412,000

Nicolas Mirzayantz	$612,000	80%	$489,600

Matthias Haeni (1)	$574,230	80%	$459,384

Anne Chwat	$485,000	60%	$291,000

(1)

Mr. Haeni is paid in Euros. For 2019, his salary was €512,156 and his AIP Target was €409,725. The table above reflects the US Dollar equivalent of his salary and AIP target based on an exchange rate of 1.1212 US Dollars to Euros (the exchange rate as of January 3, 2020).

Performance Metrics and Capped AIP Payouts: Based on a review of the annual and long-term financial goals, operational plans, strategic initiatives and the prior year’s actual results, the Committee annually sets the financial performance metrics for our Company and the respective business units that it will use to measure performance as well as the relative weighting that will be assigned to each metric. The Committee then approves threshold, target and maximum performance levels for each performance metric. Upon achievement of the relative performance level, an executive has the opportunity to earn threshold (25%), target (100%) and maximum (200%) amounts with performance levels achievements in between calculated on a linear basis. The Committee seeks to establish corporate performance goals that are challenging yet attainable.

As discussed above, for 2019 AIP awards, the Committee approved the following four financial performance metrics for the reasons noted below:

2019 AIP Performance Metrics	Reasons for Selection

Currency neutral sales growth

•  Reflects both increases in market share and sales expansion, which drives increases in gross profit. By measuring achievement exclusive of currency fluctuations, this goal helps to ensure that we are rewarding actual incremental growth.

Operating profit

•  An increase in operating profit (in dollar terms) encourages the management of gross profit dollars against operating expenses. Achieving this goal helps provide us with the funding to reinvest in the business to drive future growth.

Gross margin percentage

•  Improvement in gross margin percentage is an important measure of our ability to effectively recover increases in the cost of raw materials, cost discipline and operating efficiencies.

•  Gross margin also promotes greater focus on R&D and innovation.

Working capital percentage

•  Reductions in working capital drive better operating cash flow generation. For this purpose, we define working capital (1) at the corporate level as inventories and trade accounts receivable less trade accounts payable, expressed as a percentage of sales and (2) at the business unit level as inventories and trade accounts receivable, expressed as a percentage of sales.

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 COMPENSATION DISCUSSION AND ANALYSIS

Determination of 2019 Performance Levels: In determining our 2019 AIP performance threshold, target and maximum levels, the Committee considered our annual targets for 2019, 2018 actual results and payout trends over the prior three-year and five-year periods. The performance target levels for the financial metrics were set in line with our 2019 budget.

2019 Corporate and Business Unit AIP Performance: Our actual performance against our 2019 AIP corporate financial metrics is set forth in the tables below. In establishing AIP financial performance metrics we took into consideration certain non-operational metrics known to us at the time. In determining actual achievement against those performance metrics, we eliminated the net impact of certain non-core expenses and non-core gains to reflect our fundamental operating results. 2019 LTIP and AIP target performance levels and actual achievement against the target performance levels excluded costs or income associated with (1) adjustments related to ongoing operational improvement initiatives and restructuring, (2) restructurings in connection with our finance transformation, Scent profit improvement project and consolidation of Frutarom sites, (3) Frutarom integration costs, acquisition-related costs and compliance review costs, (4) the DuPont N&B acquisition costs (5) an FDA mandated recall, (6) gains or losses on sales of assets, and (7) unbudgeted mark-to-market adjustments related to our Deferred Compensation Plan (together, the “2019 non-core items”). Similarly, we excluded the effects of incentive compensation provisions in calculating gross margin performance in order to better focus on the underlying operating performance of our product portfolio. The Committee believes that the necessary self-funding of incentive compensation payments is covered in the operating profit component of the AIP program.

Corporate Performance

The table below reflects the 2019 AIP metrics, their respective targets and the percentage payout earned for each metric and overall by each of Messrs. Fibig and O’Leary and Ms. Chwat, who were evaluated solely on corporate performance.

Corporate Level

Threshold Target Maximum Award Payout as a % of Target 4.7% 6.2% 7.7% Currency Neutral Sales Growth -% Actual 3.2% $776M $817M $858M Operating Profit 15.6% Actual $787M 40.1% 41.6% 43.1% Gross Margin 9.9% Actual 40.9% $145.7M $138.8M $132.1M Working Capital -% Actual $147.7M Overall Corporate Payout 25.5%

As indicated above, during 2019, our corporate performance was below threshold for both the currency neutral sales growth and working capital metrics, between threshold and target for the operating profit metric, and slightly above threshold for the gross margin metric. The actual dollar amount earned by each NEO is set forth below under “2019 Individual AIP Payouts.”

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 COMPENSATION DISCUSSION AND ANALYSIS

Scent Business Unit Performance

The table below reflects the 2019 AIP metrics, their respective targets and the percentage payout earned for each metric and overall by Mr. Mirzayantz, our Divisional CEO, Scent.

Scent Business Unit

Threshold Target Maximum Award Payout as a % of Target 4.7% 6.2% 7.7% Currency Neutral Sales Growth (Business Unit) -% Actual 4.4% 4.7% 6.2% 8% Currency Neutral Sales Growth (Corporate) -% Actual 3.2% $300M $318M $347M Operating Profit (Business Unit) Actual $327M 39.0% $776M $817M $858M Operating Profit (Corporate) Actual $787M 2.2% 39.2% 40.7% 42% Gross Margin (Business Unit) Actual 41.8% 34.5% $229.5M $218.5M $208M Working Capital (Business Unit) -% Actual $231.4M Overall Payout for Divisional CEO, Scent 75.7%

As indicated above, during 2019, our Scent business unit performance was below threshold for the currency neutral sales growth and the working capital metrics, and was between target and maximum for the operating profit and gross margin metrics. The actual dollar amount earned by our Divisional CEO, Scent is set forth below under “2019 Individual AIP Payouts.”

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 COMPENSATION DISCUSSION AND ANALYSIS

Taste Business Unit Performance

The table below reflects the 2019 AIP metrics, their respective targets and the percentage payout earned for each metric and overall by Mr. Haeni, our Divisional CEO, Taste.

Taste Business Unit

Threshold Target Maximum Award Payout as a % of Target 2.5% 4.0% 5.5% Currency Neutral Sales Growth (Business Unit) -% Actual 1.8% 4.7% 6.2% 7.7% Currency Neutral Sales Growth (Corporate) -% Actual 3.2% $386M $409M $447M Operating Profit (Business Unit) -% Actual $385M $776M $817M $858M Operating Profit (Corporate) 2.2% Actual $787M 43.5% 45.0% 46.5% Gross Margin (Business Unit) 5.6% Actual 43.6% $187.8M $178.9M $170.3M Working Capital (Business Unit) 15.5% Actual $178.6M Overall Payout for Divisional CEO, Taste 23.3%

During 2019, our Taste business unit performance was below threshold for the currency neutral sales growth and operating profit metrics, at threshold for the gross margin metric, and approximately at target for the working capital metric. The actual dollar amount earned by our Divisional CEO, Taste is set forth below under “2019 Individual AIP Payouts.”

2019 Individual AIP Payouts

The 2019 AIP payout to our NEOs based on the actual achievement of each of the performance metrics is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this proxy statement. Based on the Corporate and Business Unit performance outlined in the tables above, 2019 AIP payouts were as follows:

	2019 AIP Target ($)	2019 Payout
Executive		As % of Target	Award ($)

Andreas Fibig	$1,560,000	25.5%	$397,800

Richard O’Leary	$412,000	25.5%	$105,060

Nicolas Mirzayantz	$489,600	75.7%	$370,627

Matthias Haeni (1)	$459,384	23.3%	$107,036

Anne Chwat	$291,000	25.5%	$74,205

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 COMPENSATION DISCUSSION AND ANALYSIS

(1)

Mr. Haeni’s AIP target was established in Euros. The table above converts Mr. Haeni’s €409,725 AIP target to US Dollar equivalent of 80% of his salary, based on an exchange rate of 1.1212 US Dollars to Euros (the exchange rate as of January 3, 2020). The actual AIP payout amount reflects the US Dollar equivalent using the same January 3, 2020 exchange rate.

Long-Term Incentive Plan

We believe that LTIP awards reward our executive officers, including our NEOs, for financial results and align their interests with the interests of our shareholders. Annually, the Committee reviews the LTIP to determine (1) the metrics that should be used to encourage long-term success, (2) the weightings that should be applied to such metrics, (3) the length of the performance periods, and (4) the targets for such metrics. The Committee believes that commencing a new three-year LTIP cycle each year:

•	provides a regular opportunity to re-evaluate long-term metrics,

•	aligns goals with the ongoing strategic planning process, and

•	reflects our evolving business priorities and market factors.

The Committee also annually sets a total LTIP target award for each NEO, which reflects the total LTIP award an NEO has the opportunity to receive at the end of the three-year cycle if we meet all of our targets. Depending upon our actual performance relative to financial and relative total shareholder return (“TSR”) goals, the actual payout to the NEO could be greater or less than the total LTIP target award.

Performance Segments.  As discussed below, in 2019, the Committee determined to modify the design of the 2019-2021 LTIP cycle to consist of two cumulative, three-year performance segments. The 2017-2019 and 2018-2020 LTIP cycles continue to comprise four performance segments: three one-year periods (each an “annual performance segment”) and one cumulative three-year period (the “cumulative performance segment”).

Performance Metrics.  In late 2018, the Committee, in consultation with management and FW Cook, evaluated potential LTIP performance metrics for the 2019-2021 cycle in light of our acquisition of Frutarom. While the Committee continues to believe that EP is an important metric, in light of the Frutarom acquisition and the company-wide focus on deleveraging by 2021, for the 2019-2021 LTIP cycle, the Committee decided to replace the three annual EP performance segments with a cumulative three-year performance metric of net debt to EBITDA ratio (the “Net Debt Ratio”) in addition to the cumulative, three-year relative TSR, with Net Debt Ratio and Relative TSR to be weighted equally.

Long-Term Incentive Plan (2019-2021 Cycle)

Net Debt Ratio	Relative TSR	Total
50.0%	50.0%	100.0%

The Committee selected the Net Debt Ratio metric for the 2019-2021 LTIP cycle to incentivize management to achieve the Company’s deleveraging goal, and the Committee set threshold, target and maximum Net Debt Ratios for the cumulative three-year period based on that goal. Net Debt Ratio is defined as the ratio of the Company’s net debt to adjusted EBITDA (earnings before interest, tax, depreciation and amortization).

The Committee also believes that three-year Relative TSR is a good indicator of our overall long-term performance, and directly ties our executives’ compensation opportunity to our share price appreciation and dividend payments relative to a major large-cap index. Relative TSR is calculated by measuring the change in the market price of stock plus dividends paid (assuming the dividends are reinvested) for our

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 COMPENSATION DISCUSSION AND ANALYSIS

Company and the S&P 500 companies over the three-year performance period. The market price for purposes of calculating the Relative TSR of our Company and the S&P 500 on each cycle-end date is determined based on the average closing price per share of each company’s stock over the period of 20 consecutive trading days preceding that date, as reported by S&P Capital IQ. The Relative TSR goal for the cumulative performance segment is set at the beginning of the three-year cycle.

Long-Term Incentive Plan (2017-2019 and 2018-2020 Cycles)

Segment	EP	Relative TSR
Year 1	12.5%	0.0%
Year 2	12.5%	0.0%
Year 3	12.5%	0.0%
Cumulative Three-Year Segment		62.5%
Total	37.5%	62.5%	100.0%

For the 2017-2019 and 2018-2020 LTIP cycles, EP measures operating profitability after considering (1) all our revenues and operating costs, (2) income taxes and (3) a charge for the capital employed in the business. Capital employed primarily consists of working capital, property, plant and equipment, and intangible assets. The capital charge is determined by applying the estimated weighted average cost of capital (“WACC”) to the adjusted average invested capital employed (including charges and/or loss provisions associated with non-operating events such as restructurings and tax or litigation settlements) during the relevant period. The estimated WACC rate is the weighted average cost of our debt and equity capital. In determining the EP target for the 2019 annual performance segments of the 2017-2019 and 2018-2020 LTIP cycles, the Committee considered our annual targets for 2019, our 2018 actual results and payout trends over the prior three-year and five-year periods, and the pro-forma impact of recent acquisitions.

For the 2017-2019 and 2018-2020 LTIP cycles, the Committee reviews our annual performance and cumulative performance for the newly completed three-year cycle. To the extent that our annual performance has met or exceeded the threshold annual EP goal, the Committee approves “banking” the credit that will be applied to the payout at the end of the three-year cycle. For the completed three-year cycle, the Committee approves the total payout, taking into consideration the performance for each of the prior annual performance segments and the cumulative performance segment.

2019-2021 LTIP Target Awards

In early 2019, the Committee approved the following total LTIP target awards to each of our NEOs for the 2019-2021 LTIP cycle:

NEO	Total LTIP Target Award

Andreas Fibig	$2,875,000

Richard O’Leary	$500,000

Nicolas Mirzayantz	$500,000

Matthias Haeni	$500,000
Anne Chwat	$291,000

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 COMPENSATION DISCUSSION AND ANALYSIS

The Committee set the cumulative three-year Net Debt Ratio goal based on the Company’s internal deleveraging goal. The Committee set the cumulative three-year Relative TSR goal for the 2019-2021 LTIP cycle at the same level that had been set for the prior year’s LTIP cycle, which required above median performance to achieve target payout. The Committee again determined that 50% of the value of the awards would be denominated and paid in cash and 50% would be denominated and paid in shares, consistent with prior LTIP cycles. The Committee believes that paying 50% of the LTIP value in shares creates a stronger alignment between executives and shareholders, and provides additional incentive for executives to achieve superior Company performance and to produce share price appreciation over the three-year performance cycle. The number of shares of our common stock for the 50% portion that would be paid in shares is determined based on the market price of the common stock at the beginning of the cycle. For the 2019-2021 LTIP cycle, it was based on $134.36 per share, the average closing price for the twenty trading days prior to January 2, 2019, the first stock trading day of the cycle.

2019 LTIP Performance

For the 2019 segment of the 2017-2019 and 2018-2020 LTIP cycles, our EP of $(212) million, as adjusted for 2019 non-core items, was below threshold performance level. As a result, our NEOs did not earn any portion of the performance segment based on the EP goal for the year. Our Relative TSR for the cumulative, three-year performance period ended in 2019 was at the 27th percentile and, as a result, our NEOs also did not earn any portion of the performance segment based on the Relative TSR goal for the three-year cycle. Consequently, no amounts were earned or “banked” for the 2019 segment of the 2017-2019 or 2018-2020 LTIP cycles.

2019 LTIP Results

Maximum $254M 2018 EP Actual $252M Maximum 75th percentile 3-Year Relative TSR Target $228M Target 55th percentile Threshold $202M Payout at 190.6% of Target Threshold 35th percentile Payout at 43.8% of Target Actual 40th percentile

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 COMPENSATION DISCUSSION AND ANALYSIS

2017-2019 LTIP Payout

Both the 2019 annual segment performance and the cumulative Relative TSR results were below threshold resulting in a segment payout of 0.0%. Consequently, the overall payout for the 2017-2019 LTIP cycle was approximately 42.1% of target, based on the following EP and Relative TSR results against objectives, as determined by the Committee.

Segment	Segment Weighted EP Result	Cumulative TSR Result	Segment Weighting	Overall Result

2017	146.6%	—	12.5%	18.3%

2018	190.6%	—	12.5%	23.8%

2019	—%	—	12.5%	—%

Cumulative	—	—%	62.5%	—%
Total			100%	42.1%

The payout for the 2017-2019 LTIP cycle for the NEOs, based on the actual achievement of quantitative objectives, is discussed in greater detail following the Grants of Plan-Based Awards Table.

For the LTIP performance cycles that concluded in the five-year period from 2015 to 2019, the actual overall corporate percentage payout under the LTIP against those long-term cycle performance goals ranged from approximately 42.1% to 142.2%, with an average payout of 98.9%.

Equity Choice Program

Equity is a key component of our long-term incentive compensation as it (1) provides participants with a meaningful stake in our Company, thereby aligning their interests more closely with shareholders, (2) encourages participants to focus on long-term success, (3) helps to attract and retain top talent and (4) recognizes individual contributions. We believe that our ECP is an effective vehicle to encourage ownership as it provides participants the flexibility to allocate their award among three types of equity.

Under the ECP, participants, including all of our NEOs, may choose from three types of equity award grants. For ECP awards in 2019, these three types were (1) Purchased Restricted Stock Units (“PRSUs”), (2) Stock-Settled Appreciation Rights (“SSARs”), and (3) Restricted Stock Units (“RSUs”). PRSUs are assigned an adjustment factor of 120% to provide incentive to participants to invest in and accumulate shares to promote retention and increase alignment of participants’ interests with those of our shareholders. Elections are made in 5% increments. Based on the participant’s election, a participant’s dollar award value is converted into PRSUs, SSARs or RSUs on the grant date based on the market price of our common stock on such date.

All ECP awards are generally subject to a vesting period of approximately three years. The Committee believes the ECP is an attractive tool for recruiting, motivating and retaining executive talent and encourages alignment with shareholders by reinforcing investment and ownership in our Company by our executives.

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 COMPENSATION DISCUSSION AND ANALYSIS

The table below sets forth each of the three types of equity awards offered and their adjustment factor. During 2019, ECP participants, including all of our NEOs, made choices based on the different equity award types described below.

Types of Equity	Description of Equity Type
PRSUs

PRSUs are restricted stock units that are granted as a match against shares of Company stock pledged and/or purchased at full value by an ECP participant on the grant date. As an incentive to promote share accumulation and direct investment in our stock, there is a 20% upward adjustment of the award value if PRSUs are elected. If an ECP participant chooses PRSUs, then he or she must deliver funds to purchase shares (or pledge shares with an equivalent value) equal to the dollar amount of the ECP award (including the 20% adjustment). Upon receipt of the funds (or pledged shares) by the Company, the ECP participant receives a matching number of PRSUs.

PRSU holders have no voting rights during the vesting period but accrue dividend equivalents on their PRSUs. PRSUs vest approximately three years from the date of grant. PRSUs are the most rapid way for participants to accumulate and build share ownership based on the participant’s direct investment in Company stock.

SSARs

SSARs are a contractual right to receive the value, in shares of Company stock, of the appreciation in stock price from the SSAR grant date to the date the SSAR is exercised by the participant. Participants receive a number of SSARs equivalent to 5 times (i.e. the approximate binomial value of the SSARs) the elected SSAR award value divided by the grant price. SSARs provide upside potential for share accumulation and greater alignment with shareholders because SSARS only have value if the stock price increases after the grant date.

SSARs become exercisable on a stated vesting date, which is approximately three years from the grant date, and expire on the seventh anniversary of the grant date. SSARs do not require a financial investment by the SSAR grantee.

RSUs

RSUs are our promise to issue unrestricted shares of our stock on the stated vesting date, which is approximately three years from the grant date. RSUs do not require a financial investment by the RSU grantee.

As an example of the value that may be delivered by the ECP to the participant based on the three election types, the following table shows the number of shares and value to the participant at vesting for an ECP award of $500,000. For all three choices, vesting occurs approximately three years from the grant date:

Assumes a Common Share Value of $140.00 at Award (1)
	PRSU (2)	RSUs	SSARs (3)

Award Value	$500,000	$500,000	$500,000

Adjustment Factor	1.2	1.0	1.0

Post-Factor Value	$600,000	$500,000	$500,000

Participant Required Investment	$600,000	—	—

Award Shares/SSARs at Grant Date	4,286 Shares	3,571 Shares	17,857 SSARs

Dollar Value of Award at Vesting/Exercise (Assuming 8% Compounded Annual Stock Price Increase)	$755,827	$629,856	$649,280
Dollar Value of Award at Vesting/Exercise (Assuming 8% Compounded Annual Stock Price Decrease)	$476,299	$396,916	—

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 COMPENSATION DISCUSSION AND ANALYSIS

(1)	Dollar values of awards are used in this table for illustrative purposes only and are not intended as forecasts of future stock price performance. All values shown are before tax withholding.

(2)	PRSU values exclude dividend equivalents.

(3)

Participants may choose to hold their SSARs longer than the three-year vesting period (up to the full seven-year contractual term) and continue to participate in future stock price appreciation, if any.

2019 Equity Choice Program Awards

The Committee annually determines the dollar range of ECP awards for each level of participating executive based on peer group and long-term incentive practices survey data, a review of the competitiveness of the combined value of the ECP awards and LTIP awards with market practices and other factors that it deems appropriate. For 2019, these ranges were as follows:

	Lower Limit	Upper Limit

CEO	$1,000,000	$ 3,500,000

Divisional CEOs and CFO	$250,000	$ 750,000
General Counsel	$175,000	$ 525,000

The Committee then approves the actual dollar award to be granted to each NEO other than the CEO, and recommends to the independent members of the Board for approval the actual dollar award for the CEO.

In February 2019, the Committee approved the 2019 ECP values awarded to each executive, including our NEOs, with an effective grant date of May 1, 2019. The period of time between approval of ECP values and the actual grant date gives ECP participants time to make their irrevocable ECP elections and to arrange for the purchase of shares from the Company if PRSUs are elected. The Committee determined that the 2019 ECP grants would vest on April 1, 2022 (35 months from the grant date).

Similar to prior years, the actual amount of each ECP awarded to each NEO in 2019 was based on an evaluation of the individual NEO’s performance, long-term potential, market factors and retention considerations. The actual value of these awards will depend on future stock price performance.

The following table shows the ECP dollar award value approved by the Committee or Board for each NEO during 2019 and the percentage and adjusted dollar value after application of the adjustment factor of each type of award elected by each NEO.

		RSU Election		PRSU Election
	2019 Unadjusted ECP Award	Percent Election	Adjusted Value	Percent Election	Adjusted Value

			100%		120%

Andreas Fibig	$2,875,000	20%	$575,000	80%	$2,760,000

Richard O’Leary	$610,000		$—	100%	$732,000

Nicolas Mirzayantz	$500,000		$—	100%	$600,000

Matthias Haeni	$500,000		$—	100%	$600,000
Anne Chwat	$475,000		$—	100%	$570,000

The actual equity award grants to each NEO, based on the above elections, are identified in the Grants of Plan-Based Awards Table. Information on prior ECP awards that were exercised or vested in 2019 can be found in the Options Exercised and Stock Vested Table.

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 COMPENSATION DISCUSSION AND ANALYSIS

Indirect Compensation

Deferred Compensation Plan

As part of our compensation program, we offer U.S.-based executives and other senior employees an opportunity to participate in our DCP. Pursuant to the terms of the DCP, we provide the same level of matching contributions to our executives that are available to other employees under our 401(k) savings plan. We also use the DCP to encourage executives to acquire shares of our common stock that are economically equivalent to ownership of our common stock but on a tax-deferred basis. We do this to encourage executives to be long-term owners of a significant equity stake in our Company and to enhance the alignment between the interests of executives and those of our shareholders.

Our costs in offering the DCP consist of the time-value of money costs, the cost of the matching contribution that supplements the 401(k) savings plan, administrative costs and a 25% premium for amounts deferred into the IFF Stock Fund in an executive’s DCP account. The premium on amounts deferred into the IFF Stock Fund typically do not vest until approximately two years after the deferral is made, as the premium is contingent on the executive remaining employed by us (other than for retirement) for the full calendar year following the year when such deferral is made. If notional investments within the DCP increase in value, the amount of our payment obligation will increase. The time-value of money cost results from the delay in the time at which we can take tax deductions for compensation payable to a participating executive.

Additional information about the DCP and supplemental matching contributions and premiums on cash deferrals into the IFF Stock fund under the DCP made for NEOs may be found below under “2019 Non-Qualified Deferred Compensation.”

Executive Severance Policy

The ESP provides severance and other benefits to executives, including NEOs, whose employment is terminated by the Company without cause or in the event of a termination by the executive for good reason in certain circumstances. This policy helps us in competing with other companies in recruiting and retaining qualified executives. When recruiting an executive from another company, the executive in most cases will seek contract terms that provide compensation if his or her employment is terminated in cases in which the executive has not engaged in misconduct. The level of severance pay under the ESP is based on a tier system and each executive’s assigned tier is based on the executive’s grade level. All of our NEOs are in Tier I. We believe that the ESP provides a level of severance pay and benefits that is competitive with our peer group companies.

A discussion of our ESP and the payments that each of our NEOs would have been eligible to receive had a covered termination occurred as of December 31, 2019 is set forth below under “Potential Payments upon Termination or Change in Control.”

Additional Benefits

Perquisite Program

Our NEO perquisite program offers non-monetary benefits that are within the range of market practice as determined through a market study conducted by our independent compensation consultant. The Committee reviews our perquisite program on a bi-annual basis with its independent compensation consultant. Based on its last review, the Committee determined that the total value of our perquisite program is within the range of market practice. Additional details concerning perquisites are included in the footnotes to the All Other Compensation Table.

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 COMPENSATION DISCUSSION AND ANALYSIS

Under the perquisite program, our NEOs participate in our health and welfare benefits that are generally available to all employees, including group medical insurance, group life insurance, and group long-term disability insurance. In addition, our NEOs are generally eligible to receive certain benefits including:

•	Company car;

•	Annual physical exam;

•	Financial planning and tax preparation (up to $10,000 per year);

•	Estate planning (up to $4,000 over a three-year period); and

•	Fitness dues or membership (up to $3,000 annually).

We may provide additional or modified perquisites to our NEOs in connection with their employment arrangements. In addition, Mr. Fibig is provided a Company driver, and an annual financial planning and tax preparation allowance of $25,000.

Supplemental Long-Term Disability

In addition to our group long-term disability (“LTD”) insurance, we also offer Supplemental LTD insurance to those U.S.-based employees, including our NEOs, who earn a base salary plus bonus in excess of the maximum base salary of $300,000 under our group plan. The Supplemental LTD insurance provides a maximum monthly benefit of $25,000. The Supplemental LTD insurance premium, like our basic group LTD policy, is fully paid by us and is taxable income to employees upon receipt of the benefit. Effective July 2019, the Supplemental LTD program was closed to new participants.

Executive Death Benefit Plan

Our Executive Death Benefit Plan provides participants, including each of the NEOs, with a pre-retirement death benefit equal to twice the participant’s annual base salary less $50,000 (the death benefit provided by our basic group term life insurance plan). For eligible participants, the plan also provides a post-retirement death benefit, or pre-retirement after attaining age 70, equal to the participant’s base salary for the year in which the participant retires or reaches the age of 70, less $12,500 of group coverage for retired participants and less $50,000 for senior participants (those who have attained the age of 70 and remain employed with us). Future NEOs will not be eligible for a post-retirement death benefit.

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 COMPENSATION DISCUSSION AND ANALYSIS

Compensation Setting Process

Roles and Responsibilities

Compensation Committee

The Committee is responsible for overseeing the determination, implementation and administration of executive compensation (including equity awards, benefits and perquisites). The Committee recommends CEO compensation to the independent directors of the Board for their approval and approves the compensation of all other NEOs.

Compensation Consultant

Frederic W. Cook & Co., Inc. (“FW Cook”) is engaged as the Committee’s independent compensation consultant. Since August 2015, FW Cook has worked with the Committee to provide it with analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends and incentive plan designs. FW Cook is engaged exclusively by the Committee on executive and non-employee director compensation matters and does not have other consulting arrangements with us. The Committee considers the independence of FW Cook on an annual basis, and in 2019 it determined FW Cook was independent and that no conflicts of interest existed.

Management

Our CEO evaluates individual performance and, with input from the Committee’s independent compensation consultant, the CEO and CHRO evaluate the competitive pay positioning for senior management members that report directly to the CEO, including our NEOs, and make recommendations to the Committee concerning each such executive’s target compensation. Our CEO follows the same process with regard to the target compensation for our CHRO, without her input, and the Committee follows the same process with regard to the target compensation for our CEO, without his input.

Shareholder Advisory Vote

As part of its compensation setting process, the Committee also considers the results of the prior year’s shareholder advisory vote on our executive compensation. The Committee believes these voting results provide useful insight as to whether shareholders agree that the Committee is achieving its goal of designing and administering an executive compensation program that promotes the best interests of our Company and our shareholders by providing its executives with appropriate compensation and meaningful incentives to deliver strong financial performance and increase shareholder value. As part of its 2019 compensation setting process, the Committee reviewed the results of the 2018 shareholder advisory vote, in which 92.9% of the votes cast were voted in favor of our executive compensation program.

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 COMPENSATION DISCUSSION AND ANALYSIS

Peer Group and Benchmarking

On an annual basis, the Committee reviews and approves the compensation of our NEOs. We use a global grading structure for our NEOs, with compensation ranges for each grade. Our NEOs are placed in a particular grade based on internal factors (including scope of responsibilities and job complexity) and an external market evaluation. The external market evaluation is based on published third-party general survey information and a review of similar positions within our selected peer groups described below. This process is referred to as “market benchmarking.”

Market Benchmarking

The Committee reviews its external market benchmarking and peer group data annually. The Committee’s goals are to position (1) target total cash compensation at median or slightly above and (2) target total direct compensation (salary, annual incentive compensation and long-term incentive compensation) between the median to 75th percentile of relevant market benchmarks. This philosophy reflects the Committee’s approach to setting stretch goals that require above median performance to generate target payouts. In July 2018, the Committee reviewed peer group data with our independent compensation consultant for purposes of determining the appropriate peer group for setting 2019 compensation levels and opportunities.

The Committee’s independent compensation consultant provides the 25th percentile, median and 75th percentile “market reference” data for each executive position based on the average of the two relevant compensation benchmarks, as further explained below. This data is used to analyze the external competitiveness of each NEO’s base salary, target total cash compensation and target total direct compensation. This analysis is reviewed with the Committee and, in the case of the compensation of NEOs other than the CEO, with the CEO as well. In determining target total direct compensation for each executive in 2019, the Committee considered the consultant’s market reference analysis. In addition, the Committee considered a number of other important factors, including each executive’s:

•	individual experience and performance;

•	scope of responsibilities;

•	relative responsibilities compared with other senior Company executives;

•	contribution relative to overall Company performance;

•	compensation relative to his or her peers within the organization; and

•	long-term potential.

The Committee uses the market reference range in order to establish a starting point for the compensation levels that the Committee believes would provide our NEOs with competitive compensation. However, the actual target total direct compensation approved by the Committee may be above or below the market reference range based on the Committee’s review of market compensation levels, its desire to create internal pay equity among our executives and the individual factors set forth above.

For 2019, the Committee awarded target total direct compensation to our NEOs that was within the competitive range of the targeted median to 75th percentile. The total actual compensation paid for the year, as compared to target compensation approved at the beginning of the year, may differ depending on Company and individual performance. Consequently, the actual compensation received by an NEO may be higher or lower than his or her market reference range.

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 COMPENSATION DISCUSSION AND ANALYSIS

For 2019 compensation decisions regarding our NEOs, the Committee benchmarked compensation of our NEOs against our Peer Group and a size appropriate cut of the 2018 Towers Watson General Industry Survey. Information about these benchmarking groups is set forth below.

Selected Peer Group	Selection Criteria

➢     U.S. publicly traded companies of comparable size with manufacturing operations (generally based on revenue of 0.4x to 2.5x and market capitalization of 0.25x to 4x compared to our Company)

➢     Strong in-house R&D activities

➢     Global scope with significant international presence (international operations generally accounting for at least 25% of total revenues)

➢     Growth orientation, with positive sales and earnings growth over the three years prior to the review and selection of the peer group

➢     Companies that are included in the peer groups of at least 3 of the 16 companies that are within our current compensation peer group (“peers of current peers”)

➢     Companies that include us in their compensation peer group

Component Companies

➢     Ashland Global Holdings Inc.

➢     Celanese Corporation

➢     Church & Dwight Co, Inc.

➢     The Clorox Company

➢     Coty, Inc.

➢     Dr Pepper Snapple Group, Inc.

➢     Edgewell Personal Care

➢     The Estée Lauder Companies Inc.

➢     The Hain Celestial Group, Inc.

➢     Herbalife Ltd.

➢     The Hain Celestial Group, Inc.

➢     Herbalife Ltd.

➢     The Hershey Company

➢     McCormick & Company, Inc.

➢     Nu Skin Enterprises, Inc.

➢     Perrigo Company plc

➢     Post Holdings, Inc.

➢     Spectrum Brands Holdings, Inc.

	Position in Group	➢ Near the median for revenue and between median and the 75th percentile for market capitalization

Size Appropriate Cut of the Towers Watson General Industry Survey	Selection Criteria

➢     20 to 141 companies (depending on the position)

➢     Revenues interpolated to our projected 2018 revenue size:

•   $5.1 billion for corporate positions

•   $1.9 billion for Fragrances

•   $1.1 billion for Consumer Fragrances

•   $1.7 billion for Flavors

Changes to 2020 Selected Peer Group

In August 2019, the Committee reviewed with its independent compensation consultant the selected peer group for purposes of the upcoming 2020 target compensation setting process. As a result of this review, the Committee approved the following changes to the peer group for purposes of the 2020 target compensation setting process: (i) each of Dr. Pepper Snapple Group and Spectrum Brands were removed from the peer group because they have been acquired; and (ii) each of Bausch Health Companies Inc. (formerly Valeant Pharmaceuticals), Brown-Forman Corporation, Catalent, Inc., Keurig Dr. Pepper Inc., and Hormel Foods Corporation were added to the peer group.

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 COMPENSATION DISCUSSION AND ANALYSIS

Clawback Policy

All compensation under our 2010 Stock Award and Incentive Plan and our 2015 Stock Award and Incentive Plan, including AIP, LTIP, ECP and other cash and equity awards, as well as payments made under our ESP, are subject to clawback.

The triggers for recovery of compensation under our compensation recoupment and clawback policies include:

•	accounting restatements;

•	financial misstatements (without regard to fault);

•	an employee’s willful misconduct;

•	violation of a Company policy that is materially detrimental to our Company; or

•	an employee’s violation of non-competition, non-solicitation, confidentiality or similar covenants.

Tax Deductibility

Prior to the effectiveness of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposed an annual deduction limit of $1 million on the amount of compensation paid to each of the chief executive officer and certain other named executive officers. The deduction limit did not apply to performance-based compensation satisfying the requirements of Section 162(m). Effective in fiscal year 2018, the Tax Act eliminated the Section 162(m) provisions exempting performance-based compensation from the $1 million deduction limit. While the Committee will continue to take into account the tax and accounting implications (including with respect to the expected lack of deductibility under the revised Section 162(m)) when making compensation decisions, it reserves the right to make compensation decisions based on other factors if the Committee determines it is in its best interests to do so. Further, taking into account the elimination of the exemption for performance-based compensation under Section 162(m), the Committee may determine to make changes or amendments to its existing compensation programs in order to revise aspects of our programs that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers.

2020 Compensation Actions

In March 2020, the Compensation Committee approved the following changes to our AIP applicable to our NEOs effective for the 2020 fiscal year: (i) the Company’s capital expenditures will represent 50% of the working capital weighting, and (ii) with respect to the Company’s Divisional CEOs, decreasing by 5% the business unit weighting of the gross margin component, and increasing by 5% the business unit weighting of the working capital component; thereby, enhancing the focus on cash generation.

In addition, the Committee, in consultation with management and FW Cook, evaluated the LTIP performance metrics for the 2020-2022 cycle. In light of the proposed combination with the DuPont Nutrition & Biosciences business, that is expected to close in the first quarter of 2021, the Committee decided to divide the Net Debt Ratio metric into one annual performance segment for 2020, weighted at 16.67%, and a cumulative two-year performance segment for 2021-2022, weighted at 33.33%. The cumulative, three-year Relative TSR will continue to be weighted at 50%.

The Compensation Committee established the 2020 performance targets without the benefit of being able to consider the more recent developments regarding the COVID-19 pandemic. We will continue to monitor and assess the potential impact on our business operations. As a result, the Compensation Committee may exercise its discretion to adjust the 2020 performance targets as appropriate.

In 2020, the Company will report financial results in two segments, Taste and Scent, incorporating nearly all Frutarom business into the Taste segment.

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 COMPENSATION DISCUSSION AND ANALYSIS

Non-GAAP Reconciliation

This CD&A includes the following non-GAAP financial measures: currency neutral sales, adjusted operating profit and adjusted earnings per share. Please see Exhibit A of this proxy statement for a reconciliation of such metrics.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on those reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Compensation Committee

Roger W. Ferguson, Jr. (Chair)

Michael Ducker

Christina Gold

Katherine M. Hudson

Dale F. Morrison

Dr. Li-Huei Tsai

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Proposal 3 - Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, often referred to as “Say on Pay.”

The core of our executive compensation philosophy is that our executives’ compensation should be linked to achievement of financial and operating performance metrics that build shareholder value over both the short- and long-term. We have designed our compensation program to focus on elements that we believe will contribute to these shareholder value drivers. As such, our compensation program:

•	includes a significant equity component,

•	is variable and tied to multiple value-creating performance metrics,

•	reflects each executive’s position, role, responsibility and experience, and

•	rewards individual performance and contributions toward our financial performance objectives.

In 2019, 92.9% of the votes cast on our say-on-pay proposal relating to 2018 executive compensation voted for the proposal. In deciding how to cast your vote on this proposal, the Board requests that you consider the structure of the Company’s executive compensation program, which is more fully discussed in this proxy statement under the heading “Compensation Discussion and Analysis.”

This vote is non-binding; however, we value the opinions of our shareholders and accordingly the Board and the Compensation Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

For reasons set forth above, the Board recommends that you vote for the compensation paid to the NEOs in 2019.

Accordingly, we will ask our shareholders to vote on the following resolution at the 2020 Annual Meeting:

“RESOLVED, that, the compensation paid to the Company’s NEOs in 2019, as disclosed in this proxy statement for our 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

Ö YOUR BOARD RECOMMENDS A VOTE “FOR” THE COMPENSATION PAID TO OUR NEOS IN 2019

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Executive Compensation

Summary Compensation Table

The following table sets forth the compensation for:

•	our current CEO;

•	our CFO as of December 31, 2019; and

•	our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2019.

We refer to the executive officers included in the Summary Compensation Table as our NEOs. A detailed description of the plans and programs under which our NEOs received the following compensation can be found in this proxy statement under the heading “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Andreas Fibig	2019	1,300,000	4,744,096	819,300	—	765,688	7,629,084

Chairman and CEO	2018	1,300,000	4,095,961	2,634,583	—	491,396	8,521,940

	2017	1,300,000	3,042,803	2,916,010	—	488,636	7,747,449

Richard O’Leary	2019	515,000	983,137	210,436	—	153,826	1,862,399

CFO	2018	511,250	819,108	589,329	—	144,333	2,064,020

	2017	500,000	680,887	584,579	—	130,331	1,895,797

Nicolas Mirzayantz	2019	612,000	851,105	476,003	356,825	135,408	2,431,342

Divisional Chief Executive Officer, Scent	2018	609,000	879,071	574,667	(118,955)	144,745	2,088,528

	2017	600,000	907,888	741,723	195,808	126,646	2,572,065

Matthias Haeni (7)	2019	574,230	851,105	212,412	—	104,526	1,742,273

Divisional Chief Executive Officer, Taste	2018	577,217	2,826,550	776,943	—	104,680	4,285,390

	2017	543,750	699,793	855,316	—	1,057,801	3,156,660

Anne Chwat	2019	485,000	716,070	134,270	—	158,866	1,494,206

General Counsel	2018	482,500	667,520	437,523	—	174,805	1,762,347

	2017	475,000	668,346	481,731	—	175,383	1,800,460

(1)

The 2019 amounts in this column include (i) the following amounts deferred under the DCP: Mr. Fibig — $390,000; Mr. O’Leary — $77,250; Mr. Mirzayantz — $61,200 and Ms. Chwat — $121,250, and (ii) the following amounts deferred under the Retirement Investment Fund Plan (401(k)): Mr. Fibig — $25,000; Mr. O’Leary — $25,000; Mr. Mirzayantz — $25,000 and Ms. Chwat — $25,000.

(2)

The amounts in the Stock Awards column represent the aggregate grant date fair value of all equity awards granted during each respective fiscal year, including the 50% portion of 2019-2021 LTIP cycle awards that will be payable in our common stock if the performance conditions are satisfied. The grant date fair value is calculated in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs, PRSUs and LTIP equity incentive compensation may be found in Note 14 to our audited financial statements for the fiscal year ended December 31, 2019 included in our Annual Report on Form 10-K for the fiscal year ended

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 EXECUTIVE COMPENSATION

December 31, 2019. The grant date fair value attributable to the 2019-2021 LTIP cycle awards is based on the probable outcome of the performance conditions. The maximum level of payout for the 2019-2021 LTIP can be found in the Grants of Plan-Based Awards Table. The actual number of shares earned and credited for the NEOs for the completed 2017-2019 LTIP cycle and for the 2019 segment of the 2018-2020 LTIP cycle can be found in the narrative following the Grants of Plan-Based Awards Table under the heading “Long-Term Incentive Plan.”

(3)

The grant date fair value attributable to PRSUs included in the Stock Awards column pertains to the value of the matching portion of the award. Not reflected in this column is the value of shares delivered or cash paid by NEOs to purchase shares in fiscal year 2019 for the participant’s portion of the PRSUs award. As discussed in the Compensation Discussion and Analysis, participants in our ECP are permitted to satisfy the purchase price of PRSUs by tendering shares of our common stock or paying cash. The number of shares purchased or tendered by each NEO in fiscal year 2019, in each case at a price per share equal to the closing stock price on the date of grant, corresponds to the amount shown in the Grants of Plan-Based Awards Table for PRSUs.

(4)

The 2019 amounts in this column include (1) amounts earned under the 2019 AIP and (2) the aggregate cash portion of the LTIP awards earned and credited for the completed 2017-2019 LTIP cycle and the 2019 segment of the 2018-2020 LTIP cycle and for the cumulative segment under the 2017-2019 LTIP cycle. Amounts earned under the 2019 AIP can be found in the “2019 Individual AIP Payouts” table in the Compensation Discussion and Analysis. Aggregate amounts earned and credited for 2019 under the LTIP can be found below in the discussion under “Long-Term Incentive Plan.”

(5)

The amounts in this column represent the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our U.S. Pension Plan (our qualified defined benefit plan) and our Supplemental Retirement Plan (our non-qualified defined benefit plan). Earnings in the interest bearing account in the DCP were not above-market, and earnings in other investment choices under the DCP were not preferential, and therefore are not included.

(6)	Details of the 2019 amounts set forth in this column are included in the All Other Compensation Table.

(7)	All amounts for Mr. Haeni have been converted from Euros to USD, based on an exchange rate of 1.1212 US Dollars to Euros (the exchange rate as of January 3, 2020).

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, Andreas Fibig.

In October 2018, we acquired Frutarom and, as a result, we excluded approximately 5,570 individuals from our employee population when we identified our median employee last year, as permitted by the pay ratio rules. Due to the significant change in our employee population, we have identified a new median employee for the calculation of the pay ratio for 2019.

We selected January 3, 2020, the last day of our fiscal year, as the date for identifying the median employee. On that date, our employee population consisted of approximately 13,119 individuals working at our parent company and consolidated subsidiaries, of which approximately 2,046 were located in the United States and 11,073 were located outside the United States.

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 EXECUTIVE COMPENSATION

We identified our median employee by calculating the amount of base pay paid to all of our employees (other than the CEO). We did not include annual incentive compensation or equity-based awards to our employees. We did not make any cost of living adjustments, but did annualize the compensation of any employees hired during 2019.

As permitted by the pay ratio rules, we excluded employees from India, totaling 547 employees (or approximately 4% of our global workforce). Based on this methodology, the median employee was a full-time, salaried employee in our Tilburg Plant in the Netherlands. We calculated the 2019 total annual compensation of such employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $38,981 based on a Euro to U.S. Dollar exchange rate of $1.1212 (the exchange rate as of January 3, 2020).

Utilizing the same executive compensation rules, and consistent with the amount reported in the “Total” Column of our 2019 Summary Compensation Table above for the CEO, the annual total compensation of our CEO was $7,629,084. The resulting ratio of the annual total compensation of the CEO to the annual total compensation of the median employee was 196 to 1.

2019 All Other Compensation

	Dividends on Stock Awards ($)(1)	Company Contributions to Savings and Defined Contribution Plans ($)(2)	Auto ($)(3)	Financial/ Estate Planning, Tax Preparation and Legal Services ($)	Executive Death Benefit Program ($)(4)	Matching Charitable Contributions ($)	Other ($)(5)	Total ($)
Andreas Fibig	126,776	552,070	32,501	13,400	32,002	0	8,939	765,688
Richard O’Leary	34,634	73,512	11,752	7,500	19,037	—	7,391	153,826
Nicolas Mirzayantz	45,041	47,555	10,958	9,000	15,717	500	6,637	135,408
Matthias Haeni (6)	27,600	44,216	12,543	0	15,267	0	4,900	104,526
Anne Chwat	37,196	58,340	16,084	10,000	15,130	10,000	12,116	158,866

(1)	The amounts in this column represent dividend equivalents paid during 2019 on shares of PRSUs.

(2)

The amounts in this column represent: (i) matching amounts paid under our Retirement Investment Fund Plan (401(k)); (ii) amounts matched or set aside by our Company under our DCP (which are matching contributions that would otherwise be made under our 401(k) plan but for limitations under U.S. tax law); (iii) the dollar value of premium shares credited to the accounts of participants in the DCP who elect to defer their cash compensation into the IFF Stock Fund; and (iv) for Mr. Haeni, amounts contributed to his European retirement plan in lieu of participation in the Company’s savings plans. The premium shares may be forfeited if the executive does not remain employed by our Company for the full calendar year following the year during which such shares are credited. Dividend equivalents are credited on shares (including premium shares) held in accounts of participants who defer into the IFF Stock Fund. Dividend equivalents are included in the Aggregate Earnings in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table and are not included in the amounts represented in this column.

(3)

The amounts in this column represent the personal use of automobiles provided by our Company. The value of such use was determined by using standard IRS vehicle value tables and multiplying that value by the percent of personal use. The value of fuel was determined by multiplying the overall fuel cost by the percent of personal use. In both cases personal use percentages were determined on a mileage basis. The amounts in this column also include the cost paid by us for CEO use of our Company driver.

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 EXECUTIVE COMPENSATION

(4)

The amounts in this column represent costs for the corporate-owned life insurance coverage we have purchased to offset liabilities that may be incurred under our Executive Death Benefit Program. No participant in this program has or will have any direct interest in the cash surrender value of the underlying insurance policy.

(5)	The amounts in this column represent, for each of our executives (i) health club membership, (ii) annual physical examination and (iii) amounts paid under our Supplemental Long-Term Disability Plan.

(6)	All amounts for Mr. Haeni have been converted from Euros to USD, based on an exchange rate of 1.1212 US Dollars to Euros (the exchange rate as of January 3, 2020).

Employment Agreements or Arrangements

Mr. Fibig

Pursuant to the terms of a letter agreement dated May 26, 2014 between our Company and Mr. Fibig, he became our CEO effective September 1, 2014 and Chairman of the Board as of December 1, 2014.

Under this agreement, Mr. Fibig’s employment is on an at-will basis until terminated by either party. Mr. Fibig is entitled to the following compensation under the agreement:

•	A target AIP bonus of 120% of his base salary and a potential maximum annual bonus of 240% of his base salary;

•	An LTIP target of $2,000,000 and a maximum of up to 200% of the LTIP target; and

•	Participation in the ECP program.

Mr. Fibig’s salary is reviewed by the Board periodically and may be increased, but not decreased. The letter agreement provides for non-competition, non-solicitation, non-disclosure, cooperation and non-disparagement covenants.

Mr. Fibig’s letter agreement grants him certain rights upon termination of his employment. These rights are described in this proxy statement under the heading “Termination of Employment and Change in Control Arrangements — Other Separation Arrangements.”

Other NEOs

The compensation of our other NEOs is approved by the Compensation Committee and is generally determined by the terms of the various compensation plans in which they are participants and which are described in this proxy statement more fully above in the Compensation Discussion and Analysis, in the narrative following the Grants of Plan-Based Awards Table and under the heading “Termination of Employment and Change in Control Arrangements.” In addition, their salary is reviewed, determined and approved on an annual basis by our Compensation Committee. Executives also may be entitled to certain compensation arrangements provided or negotiated in connection with their commencement of employment with our Company, or as required by local law.

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 EXECUTIVE COMPENSATION

2019 Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our NEOs during 2019. The amounts reported in the table under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts under Equity Incentive Plan Awards” represent the threshold, target and maximum awards under our AIP and LTIP programs.

For a further understanding of the performance conditions applicable to the AIP and LTIP awards, the percentage of each award that was actually achieved for 2019 based on satisfaction of such conditions, and the amount earned in 2019 by each NEO under the 2019 AIP and the 2018-2020 LTIP cycle, please review the discussion under “Annual Incentive Plan” in the Compensation Discussion and Analysis above and the discussion under “Long-Term Incentive Plan” that immediately follows this table.

Name	Type of Award (1)	Grant Date (2)	Date of Compensation Committee / Board Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	Grant Date Fair Value of Stock Awards ($) (6)
				Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Andreas Fibig	AIP	2/5/2019	2/5/2019	390,000	1,560,000	3,120,000
	2019 LTIP	2/5/2019	2/5/2019	359,375	1,437,500	2,875,000	359,375	1,437,500	2,875,000		1,444,256
	PRSU	5/1/2019	2/5/2019							20,026	2,759,983
	RSU	5/1/2019	2/5/2019							4,172	539,857

Richard O’Leary	AIP	2/5/2019	2/5/2019	103,000	412,000	824,000
	2019 LTIP	2/5/2019	2/5/2019	62,500	250,000	500,000	62,500	250,000	500,000		251,175
	PRSU	5/1/2019	2/5/2019							5,311	731,962

Nicolas Mirzayantz	AIP	2/5/2019	2/5/2019	122,400	489,600	979,200
	2019 LTIP	2/5/2019	2/5/2019	62,500	250,000	500,000	62,500	250,000	500,000		251,175
	PRSU	5/1/2019	2/5/2019							4,353	599,930

Matthias Haeni(7)	AIP	2/5/2019	2/5/2019	114,846	459,384	918,767
	2019 LTIP	2/5/2019	2/5/2019	62,500	250,000	500,000	62,500	250,000	500,000		251,175
	PRSU	5/1/2019	2/5/2019							4,353	599,930

Anne Chwat	AIP	2/5/2019	2/5/2019	72,750	291,000	582,000
	2019 LTIP	2/5/2019	2/5/2019	36,375	145,500	291,000	36,375	145,500	291,000		146,184
	PRSU	5/1/2019	2/5/2019							4,135	569,886

(1)	AIP = 2019 AIP

2019 LTIP = 2019-2021 Long-Term Incentive Plan Cycle

PRSU = Purchased Restricted Stock Unit

RSU = Restricted Stock Unit

(2)	All equity, AIP and LTIP grants were made under our 2015 SAIP. The material terms of these awards are described in this proxy statement under the heading “Compensation Discussion and Analysis.”

(3)

AIP amounts in this column are the threshold, target and maximum dollar values under our 2019 AIP. 2019 LTIP amounts in this column are the threshold, target and maximum dollar values of the 50% portion of our 2019-2021 LTIP cycle that would be payable in cash if the performance conditions are satisfied.

(4)

2019 LTIP amounts in this column are the threshold, target and maximum dollar values of the 50% portion of our 2019-2021 LTIP cycle that would be payable in stock if the performance conditions are satisfied. The number of shares of our common stock for the 50% portion payable in stock was determined at the beginning of the 2019 LTIP cycle, based on $134.36 per share, the average closing market price of a share of our common stock for the 20 trading days preceding January 2, 2019, the first trading day of the 2019-2021 LTIP cycle. However, the actual value to be realized may vary depending on the closing market price of a share of our common stock on the payout date of 2019 LTIP awards.

IFF  |  2020 PROXY STATEMENT  65

 EXECUTIVE COMPENSATION

(5)

The amounts in this column represent the number of PRSUs and RSUs granted under the ECP. Dividend equivalents are paid on PRSUs. The material terms of the ECP awards are described in this proxy statement under the “Equity Choice Program” heading in the “Compensation Discussion & Analysis.”

(6)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to our NEOs during the fiscal year ended December 31, 2019, calculated in accordance with FASB ASC Topic 718. The grant date fair value of LTIP awards pertains to the 50% portion of those awards that will be payable in shares of our common stock if the performance conditions are satisfied, and is based on the probable outcome of such conditions.

(7)

Mr. Haeni’s AIP target was established in Euros. The table above converts Mr. Haeni’s €409,725 AIP target to US Dollar equivalent of 80% of his salary, based on an exchange rate of 1.1212 US Dollars to Euros (the exchange rate as of January 3, 2020). The actual AIP payout amount reflects the US Dollar equivalent using the same January 3, 2020 exchange rate.

66  IFF  |  2020 PROXY STATEMENT

 EXECUTIVE COMPENSATION

Long-Term Incentive Plan

As discussed above, the 2017-2019 and 2018-2020 LTIP cycles have four performance segments (1) one for each of the three years in the LTIP cycle and (2) the cumulative results for the full three-year LTIP cycle. Our 2019-2021 LTIP cycle consists of two, three-year performance segments.

For the 2017-2019 and 2018-2020 LTIP cycles, any amounts earned under an annual performance segment are credited on behalf of the executive at the end of the relevant segment, but such credited amounts are not paid until the completion of the three-year LTIP cycle and could be forfeited if a NEO leaves the Company prior to the payment date. As 50% of the LTIP award is payable in cash and 50% is payable in stock, (i) at the beginning of each cycle, the grant date fair market value of the 50% of the LTIP award payable in stock is included in the “Stock Awards” column of the Summary Compensation Table for that year and (ii) each year upon determination of the amount to be credited to the NEO for the annual segment or the cumulative segment, as the case may be, the cash portion of the NEO’s credited awards is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the year in which it is earned.

2017-2019 LTIP Payout

The following table sets forth the total amount earned by each NEO based on achievement of the corporate performance goals for each segment under the 2017-2019 LTIP cycle and based on each executive’s target amount (or reduced target amount for each NEO who was not employed in his or her current role for the entire three-year cycle). The amount reported in the “Total” column is the amount being paid out to the NEOs in 2019 following completion of the 2017-2019 LTIP cycle.

	Segment 1 (2017)		Segment 2 (2018)		Segment 3 (2019)		Cumulative (2017 – 2019)		Total
	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)
Andreas Fibig	183,250	1,523	238,250	1,980	—	—	—	—	421,500	3,503
Richard O’Leary	45,813	381	59,563	496	—	—	—	—	105,376	877
Nicolas Mirzayantz	45,813	381	59,563	496	—	—	—	—	105,376	877
Matthias Haeni	45,813	381	59,563	496	—	—	—	—	105,376	877
Anne Chwat	26,114	217	33,952	282	—	—	—	—	60,066	499

2018-2020 LTIP Credit

Because the corporate performance goals for the 2019 segment (the second segment) of the 2018-2020 LTIP cycle were not achieved, no amounts were credited on behalf of any executive.

IFF  |  2020 PROXY STATEMENT  67

 EXECUTIVE COMPENSATION

Equity Compensation Plan Information

We currently grant equity awards under our 2015 SAIP only, which replaced our 2010 Stock Award and Incentive Plan (the “2010 SAIP”). The following table provides information regarding our common stock which may be issued under our equity compensation plans as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)

Equity compensation plans approved by security holders (1)	650,041	(2)	$138.73	(3)	1,319,697	(4)

Equity compensation plans not approved by security holders (5)	278,285		$138.73	(3)	142,071

Total	928,326		$138.73	(3)	1,461,768

(1)

Represents the 2015 Stock Award and Incentive Plan (the “2015 SAIP”). The 2015 Plan replaced the Company’s 2010 Stock Award and Incentive Plan (the “2010 Plan”) and provides the source for future deferrals of cash into deferred stock under the Company’s Deferred Compensation Plan (with the Deferred Compensation Plan being deemed a subplan under the 2010 Plan for the sole purpose of funding deferrals under the IFF Share Fund).

(2)

Includes options, RSUs, SSARs, the number of shares to be issued under the 2017-2019 LTIP cycle based on actual performance, and the maximum number of shares that may be issued under the 2018-2020 and 2019-2021 LTIP cycles if the performance conditions for each of those cycles are satisfied at the maximum level. The number of SSARs that may be issued upon exercise was calculated by dividing (i) the product of (a) the excess of the closing market price of our common stock on the last trading day of 2019 over the exercise price, and (b) the number of SSARs outstanding by (ii) the closing market price on the last trading day of 2019. Excludes outstanding shares of PRS under the 2010 SAIP and 2000 SAIP.

(3)	Weighted average exercise price of outstanding options and SSARs. Excludes RSUs, shares credited to accounts of participants in the DCP and shares that may be issued under the LTIP.

(4)

We currently have two equity compensation plans that have not been approved by our shareholders: (i) the DCP, which is described on page 64 and (ii) a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director. Although we are no longer granting these annual 1,000 share stock awards to directors, the pool of shares remains authorized.

(5)

Includes 98,321 shares remaining available for issuance under the DCP and 43,750 shares remaining available for issuance from a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director.

68  IFF  |  2020 PROXY STATEMENT

 EXECUTIVE COMPENSATION

2019 Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our NEOs at December 31, 2019.

Name	Grant Date	Grant Type (1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Andreas Fibig	5/3/2017	PRSU	8,643	(6)	1,092,043		—

	5/3/2017	RSU	7,203	(6)	910,099		—

	2/6/2018	2018 LTIP	1,944	(3)	245,624	12,232 (4)	1,545,513

	5/2/2018	PRSU	21,413	(7)	2,705,533		—

	2/5/2019	2019 LTIP	—		—	21,398 (5)	2,703,637

	5/1/2019	PRSU	20,026	(8)	2,530,285		—

	5/1/2019	RSU	4,172	(8)	527,132		—

Richard O’Leary	11/1/2016	RSU	7,472	(9)	944,087		—

	5/3/2017	PRSU	3,457	(6)	436,792		—

	2/6/2018	2018 LTIP	389	(3)	49,150	2,446 (4)	309,052

	5/2/2018	PRSU	4,282	(7)	541,031		—

	2/5/2019	2019 LTIP	—		—	3,722 (5)	470,275

	5/1/2019	PRSU	5,311	(8)	671,045		—

Nicolas Mirzayantz	5/3/2017	PRSU	5,186	(6)	655,251		—

	2/6/2018	2018 LTIP	389	(3)	49,150	2,446 (4)	309,052

	5/2/2018	PRSU	4,710	(7)	595,109		—

	2/5/2019	2019 LTIP	—		—	3,722 (5)	470,275

	5/1/2019	PRSU	4,353	(8)	550,002		—

Matthias Haeni	5/3/2017	RSU	3,601	(6)	454,986		—

	2/6/2018	2018 LTIP	389	(3)	49,150	2,446 (4)	309,052

	5/2/2018	PRSU	4,710	(7)	595,109		—

	9/19/2018	RSU	5,090	(10)	643,122		—

	2/5/2019	2019 LTIP	—		—	3,722 (5)	470,275

	5/1/2019	PRSU	4,353	(8)	550,002		—

Anne Chwat	5/3/2017	PRSU	4,105	(6)	518,667		—

	2/6/2018	2018 LTIP	227	(3)	28,681	1,422 (4)	179,670

	5/2/2018	PRSU	3,854	(7)	486,953		—

	2/5/2019	2019 LTIP	—		—	2,166 (5)	273,674

	5/1/2019	PRSU	4,135	(8)	522,457		—

(1)	2018 LTIP = 2018-2020 Long-Term Incentive Plan Cycle
2019 LTIP = 2019-2021 Long-Term Incentive Plan Cycle
PRSU = Purchased Restricted Stock Unit
RSU = Restricted Stock Unit

(2)	The market value was determined based on the closing price of our common stock on January 3, 2020.

(3)

This amount represents the number of shares of stock that have been credited for the 2018 and 2019 segments of the 2018-2020 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle.

(4)

This amount represents the maximum number of shares of stock that remain subject to the achievement of specified performance objectives over the remaining two open segments of the 2018-2020 LTIP cycle. Shares earned during any segment of the 2018-2020 LTIP cycle will remain unvested until the completion of the full three-year cycle.

IFF  |  2020 PROXY STATEMENT  69

 EXECUTIVE COMPENSATION

(5)

This amount represents the maximum number of shares of stock that may be earned if the specified performance objectives are achieved over the three-year 2019-2021 LTIP cycle. The payout of these shares will be determined upon the completion of the full three-year LTIP cycle.

(6)	This award vests on April 3, 2020.

(7)	This award vests on April 2, 2021.

(8)	This award vests on April 1, 2022.

(9)	This award vests on November 1, 2020.

(10)	This award vests on December 31, 2020

70  IFF  |  2020 PROXY STATEMENT

 EXECUTIVE COMPENSATION

2019 Stock Vested

The following table provides information regarding stock vested during 2019 for each of our NEOs. None of our NEOs hold options and no SSARs were exercised by our NEOs during 2019.

	Stock Awards
Name	Type of Award (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andreas Fibig	PRSU (2)(4)	6,009	784,355
	RSU (2)	11,685	1,525,243
	2017 LTIP (3)	3,503	451,957
Richard O’Leary	PRSU (2)(4)	2,754	359,480
	2017 LTIP (3)	877	113,151
Nicolas Mirzayantz	PRSU (2)(4)	6,510	849,750
	2017 LTIP (3)	877	113,151
Matthias Haeni	PRSU (2)(4)	5,007	653,564
	RSU (5)	9,454	1,219,755
	2017 LTIP (3)	877	113,151
Anne Chwat	PRSU (2)(4)	5,258	686,327
	2017 LTIP (3)	499	64,381

(1)	RSU = Restricted Stock Unit
PRSU = Purchased Restricted Stock Unit
2017 LTIP = 2017-2019 Long-Term Incentive Plan Cycle

(2)	The award represented in this row was granted in 2016 under the ECP and vested on April 2, 2019. The value realized is based on the closing price of our common stock on the vesting date ($130.53).

(3)

The award represented in this row is the equity portion of the 2017-2019 LTIP award, for which performance was completed on December 31, 2019. The number of shares represents the actual number of shares that will be issued to the participant in March 2020, as determined by the Board of Directors in February 2020. The value realized is based on the number of shares and the closing market price of a share of our common stock on December 31, 2019 ($129.02); however, the actual value realized may vary depending on the closing market price of a share of our common stock on the payout date..

(4)

The amounts set forth in this table as the value realized attributable to vested PRSUs is the product of (a) the number of vested shares of PRSUs and (b) the closing price of our common stock on the vesting date, less the aggregate amount paid by the executive to purchase the PRSUs. The amounts shown in the Value Realized on Vesting column attributable to PRSUs do not take into account the amount paid by the respective executive for his or her PRSUs.

(5)

The award represented in this row was granted September 19, 2018 and vested in part on December 31, 2019. The value realized is based on the closing price of our common stock on the vesting date ($129.02).

IFF  |  2020 PROXY STATEMENT  71

 EXECUTIVE COMPENSATION

Pension Benefits

We provide a defined benefit pension plan (the “U.S. Pension Plan”) to eligible United States-based employees hired before January 1, 2006. Of our NEOs, only Mr. Mirzayantz currently participates in the U.S. Pension Plan. U.S. employees hired on or after January 1, 2006, including all of our other NEOs, are not eligible to participate in the U.S. Pension Plan. We pay the full cost of providing benefits under the U.S. Pension Plan.

Compensation and service earned after December 31, 2007 are not taken into account in determining an employee’s benefit under the U.S. Pension Plan except for employees whose combined age and years of service equaled or exceeded 70 as of December 31, 2007. As Mr. Mirzayantz did not satisfy this requirement, Mr. Mirzayantz had his benefit frozen as of December 31, 2007.

The monthly pension benefit is equal to the number of years of credited service as of December 31, 2007 times the difference between (a) 1.7% times final average compensation, and (b) 1.25% times the social security amount. Final average compensation for purposes of the U.S. Pension Plan is the average of the five consecutive years of compensation during the last ten years before December 31, 2007 that produce the highest average. The term “compensation” means the basic rate of monthly salary (as of April 1 each year) plus 1/12 of any AIP cash award received for the preceding year, reduced by any compensation deferred under our DCP. The normal retirement age under the U.S. Pension Plan is age 65.

Various provisions of the Internal Revenue Code of 1986, as amended (“IRC”) limit the amount of compensation used in determining benefits payable under our U.S. Pension Plan. We established a non-qualified Supplemental Retirement Plan to pay that part of the pension benefit that, because of these IRC limitations, cannot be paid under the U.S. Pension Plan to our U.S. senior executives. For purposes of the Supplemental Retirement Plan, “compensation” includes any salary and AIP amounts, including amounts deferred under our DCP.

Employees with at least 10 years of service are eligible for early retirement under the U.S. Pension Plan and the Supplemental Retirement Plan beginning at age 55. The benefit at early retirement is an unreduced benefit payable at age 62 or a reduced benefit (4% per year) if paid prior to age 62.

The following table provides information for Mr. Mirzayantz regarding our U.S. Pension Plan and Supplemental Retirement Plan. The present value of accumulated benefits payable under each of our retirement plans was determined using the following assumptions: an interest rate of 3.26%; morality base table is RP-2014 (rebased to 2006) adjusted for IFF experience with MP-2019 mortality improvement projection scale; 80% of participants are married with a spouse four years younger and are receiving a 50% joint and survivor annuity and 20% of participants are unmarried and are receiving a straight life annuity with a five-year guarantee. Additional information regarding the valuation method and material assumptions used to determine the accumulated benefits reported in the table is presented in Note 16 to our consolidated financial statements included in our 2019 Annual Report. The information provided in the columns other than the Payments During Last Fiscal Year column is presented as of December 31, 2019, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended December 31, 2019.

72  IFF  |  2020 PROXY STATEMENT

 EXECUTIVE COMPENSATION

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits Assuming Retirement Age of 62 ($)(1)	Present Value of Accumulated Benefits Assuming Retirement Age of 65 ($)(2)	Payments During Last Fiscal Year ($)
Nicolas Mirzayantz (3)	U.S. Pension Plan	16.23	726,566	614,230	—
	Supplemental Retirement Plan	16.23	1,156,232	977,464	—

			1,882,798	1,591,694	—

(1)

The amounts in this column assume benefit commencement at unreduced early retirement at age 62 (with at least 10 years of credited service) and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in our financial statements.

(2)

The amounts in this column assume benefit commencement at normal retirement at age 65 and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in our financial statements.

(3)

Benefits for Mr. Mirzayantz under the U.S. Pension Plan and Supplemental Retirement Plan were frozen as of December 31, 2007 because his age and service as of December  31, 2007 did not equal or exceed 70.

Non-Qualified Deferred Compensation

We offer our executives and other senior employees based in the United States an opportunity to defer compensation under our non-qualified deferred compensation plan, or DCP. The DCP allows these employees to defer salary, annual and long-term incentive awards and receipt of stock under some equity awards. There is no limit on the amount of compensation that a participant may elect to defer. Subject to certain limitations on the number of installments and periods over which installments will be paid, participants in the DCP elect the timing and number of installments as to which the participant’s DCP account will be settled. Deferred cash compensation may be treated at the election of the participant as invested in:

•	a variety of equity and debt mutual funds offered by The Vanguard Group, which administers the DCP, or

•	a fund valued by reference to the value of our common stock with dividends reinvested (the “IFF Stock Fund”), or

•	an interest-bearing account.

Except for deferrals into the IFF Stock Fund, the participant may generally change his or her choice of funds at any time. For the interest-bearing account, our Compensation Committee establishes an interest rate each year which we intend to be equal to 120% of the applicable federal long-term interest rate. For 2019 this interest rate was 3.92% and for 2020 this interest rate is 2.49%.

We make matching contributions under the DCP to make up for tax limitations on our matching contributions under our Retirement Investment Fund Plan, a 401(k) plan. The 401(k) plan provides for

IFF  |  2020 PROXY STATEMENT  73

 EXECUTIVE COMPENSATION

matching contributions at a rate of $1.00 for each dollar of contribution up to 4% of a participant’s salary plus $0.75 for each dollar of contribution above 4% up to 8% of a participant’s salary.

Tax rules limit the amount of the Company match under the 401(k) plan for our executives. The DCP matching contribution reflects the amount of the matching contribution which is limited by the tax laws. The same requirements under the 401(k) plan for matching, including vesting, apply to matching contributions under the DCP. These matching contributions automatically vest once a participant completes three years of service with our Company.

The DCP gives participants an incentive to defer compensation into the IFF Stock Fund by granting a 25% premium, credited in additional deferred stock, on all cash compensation deferred into the stock fund contingent upon the participant remaining employed by the Company (other than for retirement) for the full calendar year following the year when such credit was made. If the participant withdraws any deferred stock within one year of a deferral, any premium shares credited will be forfeited. Vesting of the premium deferred stock accelerates upon a change in control. RSUs granted to Directors under our equity compensation plans may also be deferred upon vesting, but no premium is added.

The following table provides information for our NEOs regarding participation in our DCP.

2019 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)

Andreas Fibig	2,404,036	532,470	143,278	—	7,297,051
Richard O’Leary	119,150	53,912	12,420	—	654,351
Nicolas Mirzayantz	146,487	27,955	106,664	—	3,225,400
Matthias Haeni	—	—	—	—	—
Anne Chwat	269,223	38,740	75,248	423,694	1,665,140

(1)

The amounts in this column are included in the All Other Compensation column for 2019 in the Summary Compensation Table, and represent employer contributions credited to the participant’s account during 2019, as well as certain contributions credited in 2019 related to compensation earned in 2018.

(2)

Amounts reported in this column for each named executive officer include amounts previously reported in IFF’s Summary Compensation Table in previous years when earned if that officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary, AIP, LTIP, and matching and premium contributions. This total reflects the cumulative value of each named executive officer’s deferrals, IFF contributions and investment experience

74  IFF  |  2020 PROXY STATEMENT

 EXECUTIVE COMPENSATION

Termination and Change in Control Arrangements

Executive Severance Policy

Our ESP provides severance payments and benefits to our NEOs and other executives in the event of a termination of their employment in certain specified circumstances. In addition, under our incentive plans, the vesting of equity awards may also be accelerated in connection with certain terminations. The level of severance pay under the ESP is based on a tier system. Each executive’s assigned tier is based on the executive’s grade level. The Compensation Committee may also agree to provide enhanced severance payments and benefits to specific executives. All our NEOs are in Tier I. Mr. Fibig’s offer letter has modified some of the relevant definitions, amounts and other terms regarding the benefits that he is eligible to receive under the ESP. See “Other Separation Arrangements” below for a discussion of Mr. Fibig’s benefits.

Our ESP provides for severance payments and continuation of benefits in connection with a Tier 1 executive’s termination (1) if his or her employment is terminated by us without Cause or (2) if he or she terminates his or her employment for Good Reason, and these benefits are enhanced to the extent that the termination occurs within two years after a Change in Control (or “CiC”).

Our ESP states that a “Change in Control” will be deemed to have occurred when any of the following has occurred:

•

a person or group becomes the beneficial owner of 40% or more of the combined voting power of our then outstanding voting securities, other than beneficial ownership by us, any of our employee benefit plans or any person organized, appointed or established pursuant to the terms of any such benefit plan;

•

the directors of the Board as of November 1, 2017 (the “Incumbent Directors”) cease to constitute a majority of the Board for any reason; provided, however, that (i) any individual becoming a director subsequent to November 1, 2017 whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board shall be an Incumbent Director and (ii) any individual initially elected or nominated as a director as a result of an actual or threatened election contest shall not be an Incumbent Director; or

•

the consummation of (A) a merger, consolidation, reorganization or similar transaction with us or in which our securities are issued, as a result of which the holders of our outstanding voting securities immediately before such event own, directly or indirectly, immediately after such event less than 60% of the combined voting power of the outstanding voting securities of the parent entity resulting from, or issuing its voting securities as part of, such event; (B) a complete liquidation or dissolution of the Company; or (C) a sale or other disposition of all or substantially all of our assets to any person, with certain exceptions.

If our recently announced combination with DuPont Nutrition & Biosciences closes, it will constitute a CiC.

IFF  |  2020 PROXY STATEMENT  75

 EXECUTIVE COMPENSATION

Severance Payments and Benefits Other than in Connection with a Change in Control

Payment for Termination Without Cause or for Good Reason. Pursuant to our ESP, any Tier 1 executive that is terminated by us without Cause or by a Tier 1 executive for Good Reason prior to or more than two years after a CiC is entitled to receive the following:

•

A severance payment equal to (a) two times (2x) in case of our CEO, or (b) one and one-half times (1.5x) in case of our other Tier I executives, the sum of the executive’s annual base salary at the date of termination plus the prorated portion of the executive’s target AIP award for the year in which termination occurs (payable to the executive in regular installments over 24 months for our CEO, or 18 months for other Tier I executives, following termination);

•	A prorated portion of the executive’s actual AIP award for the year in which termination occurs, payable when such AIP amounts otherwise become payable;

•	A prorated portion of the executive’s actual LTIP award for the cycles then in progress, payable when such LTIP amounts otherwise become payable;

•	Vesting of a prorated portion of any unvested equity award(s), settled on the applicable vesting date as if termination had not occurred; and

•

Continuation of medical, dental, disability and life insurance coverage for 24 months for our CEO and 18 months for our other Tier I executives, or until the executive obtains new employment providing similar benefits or attains age 65.

Severance Payments and Benefits in Connection with a Change in Control

Upon the occurrence of a termination of any Tier 1 executive by us without Cause or by a Tier 1 executive for Good Reason within two years following a CiC, the executive would be entitled to the following:

•

A severance payment equal to (a) three times (3x) in case of our CEO, or (b) two times (2x) in case of our other Tier I executives, the sum of the executive’s annual base salary at the date of termination plus the higher of (1) his or her average AIP award for the three most recent years and (2) his or her target AIP award for the year in which termination occurs, payable in a lump sum;

•	A prorated portion of the executive’s target AIP award for the year in which termination occurs, payable in a lump sum;

•

For each performance segment that ended prior to the termination, a payment equal to the LTIP award payment the executive would have been entitled to receive for such performance segment had the termination not occurred, payable in a lump sum;

•

For each performance segment in which the executive’s date of termination occurs, a prorated portion of the executive’s target LTIP award for each performance segment in which the termination occurs, payable in a lump sum;

•	Vesting of any equity awards not already vested upon the CiC and, unless deferred by the executive, settlement of such equity awards;

•	Vesting of any benefits under our Supplemental Retirement Plan; and

•

Continuation of medical, dental, disability and life insurance coverage for 24 months for our CEO, and 18 months for our other Tier I executives, or until the executive obtains new employment providing similar benefits or attains age 65.

76  IFF  |  2020 PROXY STATEMENT

 EXECUTIVE COMPENSATION

Definitions. Our ESP defines Cause and Good Reason as follows:

•	“Cause” means:

○

failure of the executive to perform his or her material duties in any material respect, which if reasonably susceptible to cure, has continued after written notice of such failure has been provided and the executive has not cured such failure within 10 days of receipt of such written notice;

○	willful misconduct or gross negligence by the executive that has caused or is reasonably expected to result in material injury to our business, reputation, or prospects;

○

the engagement by the executive in illegal conduct or any act of serious dishonesty which could reasonably be expected to result in material injury to our business or reputation or which adversely affects the executive’s ability to perform his or her duties;

○	the executive being indicted or convicted of (or having pled guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or

○	a material and willful violation by the executive of our rules, policies or procedures.

•	“Good Reason” means any of the following:

○

a material decrease in the executive’s base salary, target bonus under an AIP, LTIP or Equity Choice Award, other than as part of an across-the-board reduction applicable to all similarly situated employees;

○	a material diminution in the executive’s authority, duties or responsibilities;

○	relocation of executive’s primary work location more than 50 miles from executive’s primary work location at the time of such requested relocation; or

○	our failure to obtain the binding agreement of any successor expressly to assume and agree to fully perform our obligations under the ESP.

However, “good reason” will only exist if the executive gives us notice within 90 days after the initial occurrence of any of the foregoing events and we fail to correct the matter within 30 days following receipt of such notice.

Tax Gross-Up. Executives are not entitled to receive a tax “gross-up” payment. Instead, their severance payments would be subject to a “modified cut-back” provision, where severance or other payments to that executive would be reduced if this reduction would produce a better after-tax result for the executive. There would be no reduction, however, if the executive (who would be responsible for any excise tax) would have a better after-tax result without the reduction.

Participant Obligations for the Protection of Our Business and Clawback. As a condition of the executive’s right to receive severance payments and benefits, the ESP requires that he or she:

•	not compete with us,

•	not solicit, induce, divert, employ, retain or interfere with or attempt to influence our relationship with any employee or person providing services to the Company and

•	not interfere with or attempt to influence our relationship with any supplier, customer or other person with whom we do business.

IFF  |  2020 PROXY STATEMENT  77

 EXECUTIVE COMPENSATION

These restrictions apply while an executive is employed and following a termination of employment during the period of 12 months in case of non-compete obligations and 24 months in case of non-solicitation obligations. In addition, executives are not entitled to severance if they engage in willful misconduct or a violation of a Company policy that is materially detrimental to us while employed by the Company. The ESP also conditions severance payments and benefits on the executive signing a release and termination agreement, and meeting continuing commitments relating to confidentiality, cooperation in litigation and return of our property.

As discussed above in “Compensation Discussion and Analysis—Clawback Policy,” compensation received under our ESP is subject to our clawback policy if the executive breaches the obligations noted above or if any of the other events triggering a clawback, such as a financial misstatement or restatement, occur.

Effect of IRC Section 409A. The timing of some payments and benefits may be restricted under IRC Section 409A, which regulates deferred compensation. Some amounts payable to our NEOs or other participants under the ESP upon termination may be delayed until six months after termination.

Payments in connection with death, disability or retirement. Our executives may also receive payment if their employment terminates as a result of death, disability or retirement as set forth in the terms and conditions of their award agreements with the Company and, in the case of our CEO, his letter agreement as described below under “Other Separation Arrangements—Mr. Fibig.” Our NEOs are also entitled to payments under our Executive Death Benefit Plan as described in this proxy statement under the heading “Compensation Discussion and Analysis—Executive Death Benefit Plan.” In the event of disability, our NEOs would be entitled to payments under our Disability Insurance Program that applies to salaried employees generally (60% of monthly salary up to a maximum of $15,000 per month).

Other Separation Arrangements

Mr. Fibig

Details regarding Mr. Fibig’s letter agreement dated May 26, 2014 are included in this proxy statement under the heading “Employment Agreements or Arrangements” following the Summary Compensation Table. Under the terms of his letter agreement, Mr. Fibig is a participant in our ESP and is entitled to receive the benefits set forth above, with the following modifications:

•	In connection with any termination without Cause or for Good Reason, not in connection with a CiC:

○

Mr. Fibig’s severance payment will be no less than an amount equal to the multiple of two times (2x) the sum of his annual base salary plus the average AIP bonus paid to him in the three years prior to termination, payable over 24 months; and

○	Mr. Fibig will be entitled to receive a prorated portion of any LTIP award that is in progress on the date of termination, based on target, in a lump-sum cash payment; and

•	In connection with any termination without Cause or for Good Reason that occurs within two years after a CiC, all of Mr. Fibig’s outstanding equity awards will vest in full at target;

Any termination by us without cause (as described below) or by Mr. Fibig for any reason requires prior written notice of 90 days. Under Mr. Fibig’s letter agreement, “Cause” means:

•

willful and continued failure to perform substantially his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to him by the Board which specifically identifies the manner in which he has not substantially performed his duties, and which provides a 20-day cure period;

78  IFF  |  2020 PROXY STATEMENT

 EXECUTIVE COMPENSATION

•

willful engagement in conduct which is not authorized by the Board or within the normal course of his business decisions and is known by him to be materially detrimental to our best interests or the best interests of any of our subsidiaries, including any misconduct that results in material noncompliance with any financial reporting requirements under the Federal securities laws if such noncompliance results in an accounting restatement;

•

willful engagement in illegal conduct or any act of serious dishonesty which adversely affects, or in the reasonable estimation of the Board, could in the future adversely affect his value, reliability or performance to our Company in a material manner (other than any act or failure to act based upon authority given by the Board or advice of counsel for the Company, which shall be presumed to be done in good faith and in the best interests of the Company); or

•	his being indicted for or convicted of (or pleading guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety.

Under Mr. Fibig’s letter agreement, “Good Reason” means any of the following:

•	any reduction in his base salary or target AIP bonus;

•	an adverse change in his status or position as CEO (including as a result of a material diminution in his duties or responsibilities);

•	required relocation to a principal place of employment outside of the New York City metropolitan area; or

•

our failure to obtain an agreement from any successor to all or substantially all of our assets or business to assume and agree to perform his Employment Agreement within 15 days after a merger, consolidation, sale or similar transaction.

However, “Good Reason” will only exist if the CEO resigns from employment within 180 days after the occurrence, without his express written consent, of one of the events listed above; provided he gives written notice within 90 days after the event allegedly constituting Good Reason, and the Company will have 30 days after such notice is given to cure.

If Mr. Fibig’s employment terminates on account of death, disability or retirement, he (or his beneficiary or estate) is entitled to any unpaid base salary through the date of termination, any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination, payable when bonuses are paid to other senior executives, a pro-rata AIP bonus for the fiscal year in which the termination occurs, based on actual performance and payable when bonuses are paid to other senior executives, and all other payments, benefits or perquisites to which he may be entitled under the terms of the Company’s programs. Mr. Fibig will not be entitled to any payment (including any tax gross-up) respecting taxes he may owe under IRC Section 4999 (so-called “golden parachute taxes”). The separation benefits payments are subject to Mr. Fibig’s delivery to us of an executed general release, resignation from all offices, directorships and fiduciary positions with us and continued compliance with restrictive covenants regarding non-competition, non-solicitation, confidentiality, cooperation and non-disparagement. Upon a termination of Mr. Fibig’s employment for any reason, the non-competition and non-solicitation covenants continue to apply for two years.

IFF  |  2020 PROXY STATEMENT  79

 EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

The following table shows the estimated payments and value of benefits that we would provide to each of our NEOs if the triggering events described in the heading of the table had occurred on December 31, 2019.

We do not provide any additional benefits to our NEOs upon a voluntary resignation or termination for Cause. Certain assumptions made for purposes of presenting this information and certain amounts not reflected in the table are explained below or in the footnotes to the table.

For all cases, the per-share market price of our common stock is assumed to be $129.02, the actual closing price per share on the last trading day of 2019. In preparing the estimates in this table, we have assumed that any CiC would also constitute a “change in ownership and control” for purposes of the golden parachute excise tax rules. All amounts included in the table are stated in the aggregate, even if the payments will be made on a monthly basis. Except as noted in footnote (7) of the table, these amounts do not include payments and benefits to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The salary, AIP award and LTIP award otherwise payable to each NEO through December 31, 2019 is included in the Summary Compensation Table. In addition to the amounts set forth in the table below, in the event of a CiC, the aggregate balance held in our DCP for each of our NEOs who participate in that plan will be automatically accelerated and settled within five business days of the CiC, however a participant may elect to waive the acceleration. The amounts that would have been accelerated in the event of a CiC as well as, in all other cases, the amounts each of our NEOs who participate in that plan would have received according to the participant’s deferral election, are shown in the Aggregate Balance at Fiscal Year-End column of the Non-Qualified Deferred Compensation Table.

80  IFF  |  2020 PROXY STATEMENT

 EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

	Involuntary Termination Not for Cause or for Good Reason Prior to or More Than 2 Years After a CiC		Termination due to Death (1)	Separation Due to Retirement or Disability Prior to or More Than 2 Years After a CiC (2)	Involuntary Termination Not for Cause or for Good Reason Within 2 Years After a CiC		Separation Due to Retirement or Disability Within 2 Years After a CiC (2)
Andreas Fibig
Salary	$2,600,000		$—	$—	3,900,000	(3)	$—
AIP	3,120,000	(4)	—	—	4,680,000	(5)	—
LTIP (6)	1,452,037		1,452,037	1,452,037	1,452,037		1,452,037
Equity (7)	5,433,612		10,481,069	—	10,481,069		10,481,069
Benefits Continuation (8)	53,580		—	—	53,580		—
Executive Death Benefit (9)	—		2,600,000	—	—		—
Disability Insurance (10)	—		—	120,000	—		120,000

Total	$12,659,229		$14,533,106	$1,572,037	$20,566,686		$12,053,106
Richard O’Leary
Salary	$772,500		$—	$—	$1,030,000		$—
AIP	618,000	(4)	—	—	824,000	(5)	—
LTIP (6)	277,942		277,942	277,942	277,942		277,942
Equity (7)	2,086,526		2,891,601	—	2,891,601		2,891,601
Benefits Continuation (8)	47,004		—	—	47,004		—
Executive Death Benefit (9)	—		1,030,000	—	—		—
Disability Insurance (10)	—		—	120,000	—		120,000

Total	$3,801,972		$4,199,543	$397,942	$5,070,547		$3,289,543
Nicolas Mirzayantz
Salary	$918,000		$—	$—	$1,224,000		$—
AIP	734,400	(4)	—	—	979,200	(5)	—
LTIP (6)	277,942		264,373	264,373	277,942		264,373
Equity (7)	1,329,098		2,082,258	—	2,082,258		2,082,258
Benefits Continuation (8)	47,004		—	—	47,004		—
Executive Death Benefit (9)	—		1,224,000	—	—		—
Disability Insurance (10)	—		—	120,000	—		120,000

Total	$3,306,444		$3,570,631	$384,373	$4,610,404		$2,466,631
Matthias Haeni (11)
Salary	$861,344		$—	$—	$1,148,459		$—
AIP	689,075	(4)	—	—	946,941	(5)	—
LTIP (6)	277,942		277,942	277,942	277,942		277,942
Equity (7)	1,511,148		2,534,474	—	2,534,474		2,534,474
Benefits Continuation (8)	16,784		—	—	16,784		—
Executive Death Benefit (9)	—		1,148,460	—	—		—
Disability Insurance	—		—	—	—		—

Total	$3,356,293		$3,960,876	$277,942	$4,924,600		$2,812,416
Anne Chwat
Salary	$727,500		$—	$—	$970,000		$—
AIP	436,500	(4)	—	—	582,000	(5)	—
LTIP (6)	161,762		161,762	161,762	161,762		161,762
Equity (7)	1,030,584		1,702,308	—	1,702,308		1,702,308
Benefits Continuation (8)	47,004		—	—	47,004		—
Executive Death Benefit (9)	—		970,000	—	—		—
Disability Insurance (10)	—		—	120,000	—		120,000

Total	$2,403,350		$2,834,070	$281,762	$3,463,074		$1,984,070

IFF  |  2020 PROXY STATEMENT  81

 EXECUTIVE COMPENSATION

(1)

The amounts in this column represent payments made in the event of the death of the executive either prior to, within two years or more than two years after a CiC, assuming a termination date of December 31, 2019. With respect to amounts shown in the AIP row, if the death of an executive occurred within two years of a CiC, this amount may change as it is the prorated amount of the executive’s target bonus in the year of termination.

(2)	Pursuant to the terms of the ESP, an executive who elects to retire after attaining age 62 is entitled to the benefits in this column (less any disability insurance proceeds).

(3)

Pursuant to the terms of our ESP, if severance payments are deemed to trigger the excise tax imposed by IRC Section 4999, the executive would receive the greater net after tax benefit of either (1) receipt of full severance payments and executive pays the excise tax or (2) a reduction to cash severance to the “safe harbor” level so as not to trigger the excise tax. In Mr. Fibig’s case, reduction to cash severance to the “safe harbor” level results in the greater net after tax benefit to him.

(4)

This amount represents (i) for Mr. Fibig, 2.0x the greater of the average AIP award paid for performance in the three years preceding the year of the presumed December 31, 2019 termination or the executive’s target annual incentive under the AIP for 2019, prorated for the number of active days of employment with the Company during the performance period; (ii) for Messrs. Mirzayantz, Haeni and O’Leary and Ms. Chwat, 1.5x the executive’s target annual incentive under the AIP for 2019 prorated for the number of active days of employment with the Company during the performance period. This amount does not take into account any actual AIP amounts paid for 2019, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(5)

This amount represents for Messrs. Mirzayantz, Haeni and O’Leary and Ms. Chwat 2.0x, and Mr. Fibig 3.0x the greater of: (i) the average AIP award paid for performance in the three years preceding the year of the presumed December 31, 2019 termination; or (ii) the executive’s target annual incentive under the AIP for 2019. This amount does not take into account any actual AIP amounts paid for 2019, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(6)

The amounts in this row are the LTIP amounts that would be payable as severance in cash with respect to the 2018-2020 and 2019-2021 LTIP cycles, based on prorated target LTIP for the relevant LTIP cycles in progress. Prorated amounts are based on the number of days worked in each performance period divided by the total number of days in each performance period for each relevant LTIP cycle. This amount does not take into account the actual cash paid out under the completed 2017-2019 LTIP cycle, which is discussed in the narrative following the Grants of Plan-Based Award Table under the heading “Long-Term Incentive Plan.”

(7)

For termination due to involuntary termination not for cause or by the executive for good reason absent a CiC, this amount represents the value of equity that would continue to vest on a prorated basis. For termination due to death or disability more than two years prior to a CiC, the amounts in this row represent the aggregate value of RSU, SSARs, and PRSU awards which would immediately vest upon occurrence of the termination event. For termination events within two years after a CiC, the amounts in this row represent the aggregate in-the-money value of the SSARs, RSUs, PRSUs and other equity awards which would become immediately vested (in the case of LTIP stock on a prorated basis for NEOs other than Mr. Fibig) as a direct result of the CiC before the stated vesting date specified in the applicable equity award document. The calculation of these amounts does not discount the value of awards based on the portion of the vesting period elapsed at the date of the CiC.

(8)	Amounts in this row are the costs to provide benefits continuation, including medical, dental, group life insurance and group long-term disability. The amounts for medical and dental benefits are the

82  IFF  |  2020 PROXY STATEMENT

 EXECUTIVE COMPENSATION

COBRA costs for the covered period based on assumptions used for financial reporting purposes. The life insurance and long-term disability costs are the premiums to provide the benefit for the covered period.

(9)	The amounts in this row are the amounts that would be payable under our Executive Death Benefit Plan upon the death of the NEO.

(10)

The amounts in this row are the amounts that would be payable under our Supplemental LTD program upon the disability of the NEO. Although long-term disability coverage is generally available to our employees, only certain executives, including our NEOs, participate in the Supplemental LTD program.

(11)

For purposes of this table, all amounts were determined by converting Mr. Haeni’s Euro salary for the full year at an exchange rate of 1.1212 US Dollars to Euros (the exchange rate as of January 3, 2020).

IFF  |  2020 PROXY STATEMENT  83

Information About The Meeting

What am I voting on?

At the 2020 Annual Meeting you will be asked to vote on the following proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation
1. To elect eleven members of the Board of Directors, each to hold office for a one-year term expiring at the 2021 Annual Meeting of Shareholders.	FOR each Director Nominee
2. To ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2020 fiscal year.	FOR
3. To approve, on an advisory basis, the compensation of our named executive officers in 2019, which we refer to as “Say on Pay.”	FOR

We also will consider other business that properly comes before the meeting in accordance with New York law and our By-Laws.

Who can vote?

Holders of our common stock at the close of business on March 10, 2020, are entitled to vote their shares at the 2020 Annual Meeting. As of March 10, 2020, there were 106,802,353 shares of common stock issued, outstanding and entitled to vote. Each share of common stock issued and outstanding is entitled to one vote.

What constitutes a quorum, and why is a quorum required?

We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the 106,802,353 shares entitled to vote on the record date (53,401,177 shares) will constitute a quorum, permitting us to conduct the business of the meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. Shares of common stock for which we have received executed proxies will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal.

What is the difference between a “shareholder of record” and a “street name” holder?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “shareholder of record” or a “registered shareholder” of those shares. In this case, your Notice of Internet Availability of Proxy Materials (“Notice”) has been sent to you directly by us.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian (each, a “Broker”), including shares you may own as a participant in one of our 401(k) plans, you are considered the “beneficial owner” of those shares, which are held in “street name.” A Notice has been forwarded to you by or on behalf of your Broker, who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your Broker how to vote your shares by following the instructions for voting set forth in the Notice.

84  IFF  |  2020 PROXY STATEMENT

 INFORMATION ABOUT THE MEETING

How do I vote?

If you are a shareholder of record, you may vote:

•	via Internet;

•	by telephone;

•	by mail, if you received a paper copy of the proxy materials; or

•	during the 2020 Annual Meeting either by visiting www.virtualshareholdermeeting.com/iff or in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth in the Notice, which contains instructions on how to access our proxy statement, annual report and shareholder notice online, and the printed proxy card.

If your shares are held in one of our 401(k) plans, your proxy will serve as a voting instruction for the trustee of the 401(k) plan, who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by 11:59 pm Eastern Daylight Time on May 5, 2020. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through the 401(k) plan in the same proportion as those shares in the 401(k) plan for which voting instructions were received.

If you are a beneficial owner, but do not hold your shares through the Tel Aviv Stock Exchange (the “TASE”), you must follow the voting procedures of your Broker.

If you are a beneficial owner and your shares are held through the TASE, you must sign and date your proxy card, and attach to it a proof of ownership certificate from the TASE Clearing House Member through which your shares are held (which you can obtain from your TASE broker), which certificate indicates that you were the beneficial owner of such shares as of the record date, and return the proxy card, along with the proof of ownership certificate, to the Company, c/o Gornitzky & Co., via fax to +972-3-560-6555, Attention: Ari Fried, Adv., or by e-mail to: IFFproxy@gornitzky.com.

What are the requirements to elect the director nominees and to approve each of the proposals in this proxy statement?

Proposal	Vote Required
1. Election of Directors	Majority of Votes Cast

2. Ratification of Independent Registered Public Accounting Firm	Majority of Votes Cast

3. Say on Pay	Majority of Votes Cast

Under our By-Laws, in an uncontested election of directors, as we have this year, a majority of votes cast is required in order for a director to be elected, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected. Abstentions are not counted as votes “FOR” or “AGAINST” a director nominee.

The votes cast “FOR” must exceed the votes cast “AGAINST” the ratification of PwC as our independent registered public accounting firm for the 2020 fiscal year. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

IFF  |  2020 PROXY STATEMENT  85

 INFORMATION ABOUT THE MEETING

Proposal 3 is an advisory vote. This means that while we ask shareholders to approve a resolution regarding Say on Pay, it is not an action that requires shareholder approval. If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal and will have no effect on the outcome of this proposal.

What if I am a beneficial owner and I do not give the nominee voting instructions?

If you are a beneficial owner and your shares are held in “street name,” the Broker is bound by the rules of the NYSE regarding whether or not it can exercise discretionary voting power for any particular proposal if the Broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain routine matters. A broker non-vote occurs when a Broker returns a proxy but does not vote on a particular proposal because the Broker does not have discretionary authority to vote on the proposal and has not received specific voting instructions for the proposal from the beneficial owner of the shares. Broker non-votes are considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast.

The table below sets forth, for each proposal on the ballot, whether a Broker can exercise discretion and vote your shares absent your instructions and, if not, the impact of such broker non-vote on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote
1. Election of Directors	No	None

2. Ratification of Independent Registered Public Accounting Firm	Yes	Not Applicable

3. Say on Pay	No	None

What if I sign and return my proxy without making any selections?

If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the director nominees and “FOR” Proposals 2 and 3. If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. If your shares are held in “street name” or through the TASE, see the question above on how to vote your shares.

How do I change my vote?

A shareholder of record may revoke his or her proxy by giving written notice of revocation to our Corporate Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person or online at the 2020 Annual Meeting.

If your shares are held in “street name,” you may change your vote by following your Broker’s procedures for revoking or changing your proxy.

If you are a beneficial owner and your shares are held through the TASE, you may revoke or change your vote at any time before the meeting by: (i) communicating such change in writing to our Corporate Secretary or by executing and delivering a later-dated proxy to the Company, c/o Gornitzky & Co., via fax to +972-3-560-6555, Attention: Ari Fried, Adv., or by e-mail to: IFFproxy@gornitzky.com, or (ii) by voting in person at the 2020 Annual Meeting, subject to the satisfaction of the conditions set forth in “How do I vote?” above and “Who can attend the 2020 Annual Meeting” below.

86  IFF  |  2020 PROXY STATEMENT

 INFORMATION ABOUT THE MEETING

What shares are covered by my proxy card?

Your proxy reflects all shares owned by you at the close of business on March 10, 2020. For participants in our 401(k) plans, shares held in your account as of that date are included in your proxy.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares in more than one account. To ensure that all of your shares are voted, you should sign and return each proxy card. Alternatively, if you vote by telephone or via the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Who can attend the 2020 Annual Meeting?

Only shareholders and our invited guests are permitted to attend the 2020 Annual Meeting.

Attending in Person: To gain admittance to our in-person meeting, you must bring a form of personal identification to the meeting, where your name will be verified against our record date shareholder list. If a Broker holds your shares and you plan to attend the meeting, you should bring a brokerage statement showing your ownership of the shares as of the record date or a letter from the Broker confirming such ownership, and a form of personal identification. If you wish to vote your shares that are held by a Broker at the meeting, you must obtain a proxy from your Broker and bring such proxy to the meeting.

If you hold your shares through the TASE and you plan to attend the 2020 Annual Meeting, you must bring the proof of ownership certificate from the TASE’s Clearing House Member through which your shares are held, which certificate indicates that you were the beneficial owner of the shares as of the record date, as well as picture identification, such as a valid Israeli driver’s license or passport, for purposes of personal identification.

Attending Online: To gain admittance to our virtual 2020 Annual Meeting, please visit www.virtualshareholdermeeting.com/iff and enter the Control Number that we have provided to you.

An archived copy of the webcast will be available at www.iff.com following the 2020 Annual Meeting. We have included our website address for reference only. The information contained on our website is not incorporated by reference into this Proxy Statement.

TASE Holders: To gain admittance to our virtual 2020 Annual Meeting, please contact Gornitzky & Co., via fax at +972-3-560-6555, Attention: Ari Fried, Adv., or by e-mail at: IFFproxy@gornitzky.com for instructions. Shareholders who hold their shares through the TASE will not have the ability to vote on the virtual platform and must submit their vote via the instructions provided in this proxy statement

What do I need to do to attend the virtual 2020 Annual Meeting?

A summary of the information you need to attend the virtual 2020 Annual Meeting is provided below:

•	Any Shareholder can attend the 2020 Annual Meeting by visiting www.virtualshraeholdermeeting.com/iff

•	We encourage you to access the 2020 Annual Meeting online prior to its start time

•	Shareholders may vote electronically and submit questions online while attending the 2020 Annual Meeting

•	You will need the Control Number that we have provided to you in order to join the virtual 2020 Annual Meeting

•	Instructions on how to attend and participate in the virtual 2020 Annual Meeting, including how to demonstrate proof of stock ownership, are available at www.virtualshareholdermeeting.com/iff

IFF  |  2020 PROXY STATEMENT  87

 INFORMATION ABOUT THE MEETING

TASE Holders: To gain admittance to our virtual 2020 Annual Meeting, please contact Gornitzky & Co., via fax at +972-3-560-6555, Attention: Ari Fried, Adv., or by e-mail at: IFFproxy@gornitzky.com for instructions. Shareholders who hold their shares through the TASE will not have the ability to vote on the virtual platform and must submit their vote via the instructions provided in this proxy statement

Why a virtual meeting?

We have decided to offer a virtual meeting, as part of our effort to maintain a safe and healthy environment at our 2020 Annual Meeting and after closely monitoring statements issued by the World Health Organization (who.int), the Centers for Disease Control and Prevention (cdc.gov) and the New York State Department of Health (health.ny.gov) regarding the novel coronavirus disease, COVID-19. For that reason, our Board of Directors and management team will be attending the 2020 Annual Meeting by remote communication, and will not be present at the physical meeting location, as permitted by our Corporate Governance Guidelines under mitigating circumstances such as public health concerns. If permitted by law, we reserve the right to hold the 2020 Annual Meeting solely by means of remote communication. If we make the decision to do so, it will be communicated by press release, posted on our website, and filed with the SEC as additional proxy material.

What if I have technical difficulties or trouble accessing the virtual 2020 Annual Meeting website?

We will have technicians ready to assist you with any technical difficulties you may have in accessing the virtual 2020 Annual Meeting. If you encounter any difficulties, please call toll free: 1-855-449-0991, or if calling internationally, please call 1-720-378-5962.

If I plan to attend the 2020 Annual Meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the 2020 Annual Meeting. If you send in your proxy card and also attend the meeting (either in person or by visiting www.virtualshareholdermeeting.com/iff), you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the 2020 Annual Meeting and online ballots will be available at the virtual 2020 Annual Meeting at www.virtualshareholdermeeting.com/iff for shareholders of record.

88  IFF  |  2020 PROXY STATEMENT

Other Matters

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership, and to confirm that all required Section 16(a) forms were filed with the SEC. Based on a review of our records and certain written representations received from our executive officers and directors, we believe that during the year ended December 31, 2019, there was one late filing disclosing one transaction by Amos Anatot.

Proxy Solicitation Costs

We will pay the entire cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited on our behalf by directors, officers or employees in person, by telephone, by facsimile or by electronic mail. We have retained Georgeson Inc. to assist in proxy solicitation for a fee of $9,000 plus expenses. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of our common stock.

Shareholder Proposals

In order for a shareholder proposal or proposed director nomination to be considered for inclusion in our proxy materials for next year’s annual meeting of shareholders, the Secretary of our Company must receive the written proposal no later than November 24, 2020. Under Article I, Section 3 of our By-Laws, in order for a shareholder to submit a proposal or to nominate any director at next year’s annual meeting of shareholders, the shareholder must give written notice to the Secretary of our Company not less than 90 days nor more than 120 days prior to the anniversary date of this year’s annual meeting of shareholders provided next year’s annual meeting is called for on a date that is within 30 days before or after such anniversary date. Assuming that next year’s annual meeting is held on schedule, we must receive written notice of an intention to introduce a nomination or other item of business at that meeting between January 6, 2021 and February 5, 2021. The notice must also meet all other requirements contained in our By-Laws, including the requirement to contain specified information about the proposed business or the director nominee and the shareholder making the proposal.

As of the date of this proxy statement, we do not know of any matters to be presented at the 2020 Annual Meeting other than those described in this proxy statement. If any other matters should properly come before the meeting, proxies in the enclosed form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies, unless otherwise specified.

Shareholder Communications

Shareholders and other parties interested in communicating directly with the Lead Director, the non-management directors as a group or all directors as a group may do so by writing to the Lead Director or the non-management directors or the Board, in each case, c/o General Counsel and Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a shareholder of our Company.

The Board has approved a process for handling correspondence received by our Company on behalf of the Lead Director, the non-management directors as a group or all directors as a group. Under that process, the General Counsel reviews all such correspondence and maintains a log of, and forwards to the appropriate Board member, correspondence that is relevant to (i) the functions of the Board or

IFF  |  2020 PROXY STATEMENT  89

 OTHER MATTERS

committees thereof or (ii) other significant matters involving our Company. The General Counsel may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log maintained by the General Counsel at any time.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our 2020 Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about March 24, 2020. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact Broadridge Financial Solutions, by calling 1-800-542-1061, or by forwarding a written request addressed to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Broadridge Financial Solutions as indicated above. Beneficial shareholders can request information about householding from their nominee.

Available Information

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2019 Annual Report as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor — Financials & Filings — SEC Filings link on our website at, www.iff.com. A request for a copy of such report should be directed to International Flavors & Fragrances Inc., 521 West 57th Street, New York, NY 10019, Attention: Investor Relations. A copy of any exhibit to the Form 10-K for the year ended December 31, 2019 will be forwarded following receipt of a written request to Investor Relations.

90  IFF  |  2020 PROXY STATEMENT

Exhibit A GAAP to Non-GAAP Reconciliations

This proxy statement includes certain non-GAAP financial measures, including: (1) adjusted operating profit and adjusted EPS, which exclude restructuring costs and other significant items of a non-recurring and/or non-operational nature such as losses on sale of assets, operational improvement initiatives, integration related costs, FDA mandated product recall costs, acquisition related costs, Frutarom acquisition related costs, compliance review & legal defense costs, and costs related to proposed combination (the “N&B Transaction”) with DuPont Nutrition & Biosciences (often referred to as “Items Impacting Comparability); and (2) adjusted EPS ex amortization, which excludes Items Impacting Comparability and the amortization of acquisition related intangible assets. These non-GAAP measures are intended to provide additional information regarding our underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP.

Year Ended December 31, 2019
Adjusted Operating Profit (Dollars in thousands)
Reported (GAAP)	$665,270
Operational Improvement Initiatives (a)	2,267
Integration Related Costs (b)	55,160
Restructuring and Other Charges, net (c)	29,765
Losses on Sale of Assets	2,367
FDA Mandated Product Recall (d)	250
Frutarom Acquisition Related Costs (e)	5,940
Compliance Review and Legal Defense Costs (f)	11,314
N&B Transaction Related Costs (g)	20,747

Adjusted (Non-GAAP)	$793,080

	Year Ended December 31, 2019
	Income before taxes	Taxes on income (j)	Net Income Attributable to IFF (k)	Diluted EPS (l)
Adjusted Net Income/Diluted EPS (Dollars in thousands)
Reported (GAAP)	$557,452	$97,184	$455,873	$4.00
Operational Improvement Initiatives (a)	2,267	610	1,657	0.01
Acquisition Related Costs (h)	(3,371)	—	(3,371)	(0.03)
Integration Related Costs (b)	55,160	12,461	42,699	0.38
Restructuring and Other Charges, net (c)	29,765	6,797	22,968	0.20
Losses on Sale of Assets	2,367	572	1,795	0.02
FDA Mandated Product Recall (d)	250	57	193	—
Frutarom Acquisition Related Costs (e)	5,940	794	5,146	0.05
Compliance Review and Legal Defense Costs (f)	11,314	2,522	8,792	0.08
N&B Transaction Related Costs (g)	20,747	2,354	18,393	0.16
Redemption value adjustment to EPS (i)	—	—	—	0.02

Adjusted (Non-GAAP)	$681,891	$123,351	$554,145	$4.88

IFF  |  2020 PROXY STATEMENT  91

 EXHIBIT A - GAAP TO NON-GAAP RECONCILIATIONS

Year Ended December 31, 2019
Adjusted Net Income/EPS ex Amortization (Dollars in thousands)
Adjusted (Non-GAAP) Net Income	$554,145
Amortization of Acquisition related Intangible Assets	193,097
Tax Impact on Amortization of Acquisition related Intangible Assets	47,589

Amortization of Acquisition related Intangible Assets, net of tax (m)	145,508

Adjusted (Non-GAAP) Net Income ex. Amortization	$699,653

Denominator (Share amount in thousands)
Weighted average shares assuming dilution (diluted)	113,307

Adjusted (Non-GAAP) EPS ex. Amortization	$6.17

(a)	Represents accelerated depreciation related to plant relocations in India and China.

(b)	Represents costs related to the integration of the Frutarom acquisition, primarily advisory services.

(c)	Represents costs primarily related to the Frutarom Integration Initiative and the 2019 Severance Program, including severance related to outsourcing the IT function.

(d)	Represents additional claims to be paid to co-packers.

(e)	Represents transaction-related costs and expenses related to the acquisition of Frutarom. Amount primarily includes amortization for inventory “step-up” costs and transaction costs.

(f)	Represents costs related to reviewing the nature of inappropriate payments and review of compliance in certain other countries. In addition, includes legal costs for related shareholder lawsuits.

(g)	Represents costs and expenses related to the pending N&B Transaction.

(h)	Represents adjustments to the fair value for an equity method investment in Canada which we began consolidating in the second quarter.

(i)	Represents the adjustment to EPS related to the excess of the redemption value of certain redeemable noncontrolling interests over their existing carrying value.

(j)

The income tax expense (benefit) on non-GAAP adjustments is computed in accordance with ASC 740 using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax expense (benefit) was calculated at 0%. For fiscal year 2019, these non-GAAP adjustments were not subject to foreign tax credits or valuation allowances, but to the extent that such factors are applicable to any future non-GAAP adjustments we will take such factors into consideration in calculating the tax expense (benefit). For amortization, the tax benefit has been calculated based on the statutory rate on a country by country basis.

(k)	Represents net income reduced by income attributable to noncontrolling interest of $4.4 million.

(l)	The sum of these items does not foot due to rounding.

(m)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

92  IFF  |  2020 PROXY STATEMENT

INTERNATIONAL FLAVORS & FRAGRANCES INC. 521 W. 57th Street New York, NY 10019

VOTE BY INTERNET

Before The Meeting – Go to www.proxyvote.com

Use the internet to transmit your voting instructions up until the date and time indicated on the reverse side. Have your proxy card in hand when you access the web site and follow the instructions.

During The Meeting – Go to www.virtualshareholdermeeting.com/IFF.

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until the date and time indicated on the reverse side. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, by the date and time indicated on the reverse side.

If you hold your shares through the Tel Aviv Stock Exchange (“TASE”), please sign and date your proxy card, and attach to it a proof of ownership certificate from the TASE Clearing House Member through which your shares are held (which you can obtain from your TASE broker), and return the proxy card, along with the proof of ownership certificate, to the Company, c/o Gornitzky & Co., via fax to +972-3-560-6555, Attention: Ari Fried, Adv., or by e-mail to:

IFFproxy@Gornitzky.com

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL FLAVORS & FRAGRANCES INC.
The Board of Directors recommends you vote FOR all listed nominees, and FOR Proposals 2 and 3.
1.	Elect eleven members of the Board of Directors for a one-year term expiring at the 2021 Annual Meeting of Shareholders.
	Nominees:		For	Against	Abstain			For	Against	Abstain
	1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i. 1j. 1k.	Marcello V. Bottoli Michael L. Ducker David R. Epstein Roger W. Ferguson, Jr. John F. Ferraro Andreas Fibig Christina Gold Katherine M. Hudson Dale F. Morrison Dr. Li-Huei Tsai Stephen Williamson	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2.	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year.	☐	☐	☐

						3.	Approve, on an advisory basis, the compensation of our named executive officers in 2019.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

						For address changes and/or comments, please check this box and write them on the back where indicated.				☐
						Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon or, if you hold shares through TASE, as your name(s) appear(s) in the proof of ownership certificate signed by your TASE Clearing House Member. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

INTERNATIONAL FLAVORS & FRAGRANCES INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 6, 2020 AT 10:00 A.M. EASTERN DAYLIGHT TIME

International Flavors & Fragrances Inc.

533 West 57th Street

New York, New York 10019

ADMITS ONE SHAREHOLDER

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

THIS PROXY CARD/VOTING INSTRUCTION FORM IS SOLICITED

ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

MAY 6, 2020

The undersigned hereby appoint(s) each of Mr. Andreas Fibig and Ms. Anne Chwat as the attorney and proxy of the undersigned, with full power of substitution, to vote the number of shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of International Flavors & Fragrances Inc. to be held at 533 West 57th Street, New York, New York 10019, and lvia live webcast at www.virtualshareholdermeeting.com/IFF Wednesday, May 6, 2020 at 10:00 A.M. Eastern Daylight Time, and any adjournment(s) or postponement(s) thereof (the “Meeting”).

IF YOU ARE A SHAREHOLDER OF RECORD, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN DAYLIGHT TIME ON MAY 5, 2020.

If you are a participant in the International Flavors & Fragrances Inc. Retirement Investment Fund Plans (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 P.M. Eastern Daylight Time on May 1, 2020, or if no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD/VOTING INSTRUCTION FORM

PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE